SCHEDULE 14A INFORMATION

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PLATINUM UNDERWRITERS HOLDINGS, LTD.
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The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2011

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

Notice is hereby given that the 2011 Annual General Meeting of Shareholders (the “Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Wednesday, April 27, 2011 at 9:00 a.m., local time, for the following purposes:

1.	To elect the seven directors nominated by the Company’s Board of Directors to the Company’s Board of Directors to serve until the Company’s 2012 Annual General Meeting of Shareholders.

2.	To hold an advisory vote on named executive officer compensation.

3.	To hold an advisory vote on the frequency of the named executive officer compensation advisory vote.

4.	To approve the nomination of KPMG, a Bermuda partnership, as the Company’s independent registered public accounting firm for the 2011 fiscal year.

At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2010 with the Company’s independent registered public accounting firm’s report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 11, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 25, 2011

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters
Holdings, Ltd. 2011 Annual General Meeting of Shareholders to be Held on April 27, 2011:

The proxy statement, proxy and 2010 Annual Report to Shareholders are available at
www.platinumre.com/proxymaterials.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 27, 2011

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the “Common Shares”) of Platinum Underwriters Holdings, Ltd. (the “Company,” “we,” “us,” or “our”) to solicit proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2011 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Wednesday, April 27, 2011 at 9:00 a.m., local time. These proxy materials are first being mailed to shareholders on or about March 25, 2011.

The Board has fixed the close of business on March 11, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 37,269,612 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that, pursuant to our Amended and Restated Bye-laws (our “Bye-laws”), the voting power of any shareholder shall be adjusted in circumstances in which the “Controlled Shares” (as defined below) held by any person constitute 9.5% or more of the voting power of all issued shares of the Company (such person, a “9.5% Member”), to the extent necessary so that there is no 9.5% Member. “Controlled Shares” means all shares of the Company (i) directly owned, (ii) directly, indirectly or constructively owned by a United States person as determined pursuant to sections 957 and 958 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the treasury regulations promulgated thereunder or (iii) beneficially owned directly or indirectly within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Pursuant to our Bye-laws, any direct or indirect holder of shares shall notify us within ten days following the date that such person acquires actual knowledge that such person is the direct or indirect holder of Controlled Shares constituting 9.5% or more of the voting power of the issued shares of the Company. Accordingly, we request that any holder of Common Shares with reason to believe that it is a 9.5% Member or that it holds Common Shares characterized as Controlled Shares of a 9.5% Member contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% Member. The directors of the Company are empowered to require any direct or indirect shareholder to provide information the directors may reasonably request to determine whether such shareholder’s voting power should be adjusted. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be, or shall be acting on behalf of, a 9.5% Member.

The presence of two or more persons in person and representing in person or by proxy holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The proposals set forth in this proxy statement will be decided by the affirmative vote of a majority of the voting power of the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon, and a hand vote will be taken on each proposal unless a poll is requested pursuant to our Bye-laws. Please note, however, that the votes on proposals 2 and 3 are advisory and non-binding, as discussed in more detail under “Proposal 2 — Advisory Vote on Named Executive Officer Compensation” and “Proposal 3 — Advisory Vote on the Frequency of the Named Executive Officer Compensation Advisory Vote.” Nevertheless, we will consider our shareholders’ views, as expressed by their votes on these proposals, in any future actions concerning the matters dealt with in such proposals.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited on behalf of the Board.  Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Dan R. Carmichael, Michael D. Price and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in “street name” by a broker, bank or other nominee (hereinafter referred to as a “broker”) must be voted by the broker according to the instructions given by the beneficial owner of the Common Shares or, if no instructions are given and the particular proposal to be voted on is considered to be a routine matter, in the broker’s discretion. In this proxy statement, proposal 4 (approval of the independent registered public accounting firm for the 2011 fiscal year) is considered to be routine. We believe that the following proposals will be considered non-routine under the rules of the New York Stock Exchange (the “NYSE”), and therefore a broker will not have discretionary authority to vote if no instructions are given by the beneficial owner of the Common Shares: proposal 1 (election of directors), proposal 2 (advisory vote on named executive officer compensation) and proposal 3 (advisory vote on the frequency of the named executive officer compensation advisory vote).

Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in “street name” by a broker, new voting instructions must be delivered to the broker prior to the Annual Meeting.

If a shareholder abstains from voting on a particular proposal, or if a shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on the particular proposal because it is non-routine. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by our officers, directors, and employees. We may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. We have retained Mellon Investor Services, LLC to assist in the solicitation of proxies and will pay a fee of $7,500 plus reimbursement of out-of-pocket expenses for those services.

THE COMPANY

We provide property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. We operate through two licensed reinsurance subsidiaries: Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) and Platinum Underwriters Reinsurance, Inc. (“Platinum US”).

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of the following nine members, each of whom was elected as a director on April 29, 2010 at our 2010 Annual General Meeting of Shareholders (the “2010 Annual Meeting”): H. Furlong Baldwin, Dan R. Carmichael, A. John Hass, Antony P. D. Lancaster, Edmund R. Megna, Michael D. Price, Peter T. Pruitt, James P. Slattery and Christopher J. Steffen. The term of office of each of the current directors will expire at the Annual Meeting. Mr. Baldwin and Mr. Pruitt have each informed the Board that they will be retiring from the Board at the Annual Meeting. The Board voted to decrease the authorized number of directors from nine to seven as of the Annual Meeting and, after considering the recommendation of the Governance Committee, nominated each of the current directors other than Mr. Baldwin and Mr. Pruitt for reelection as directors at the Annual Meeting to serve until our 2012 Annual General Meeting of Shareholders.

The Board has no reason to believe that any of its nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

Information Concerning Nominees

Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

Dan R. Carmichael Age: 66 Director since 2002 Non-executive Chairman of the Board, Chairman of the Governance and Executive Committees and member of the Audit Committee	Mr. Carmichael has been an advisor to FirstMark Capital, a private equity firm, since January 2009. He was an advisor and consultant to Proudfoot Consulting, a management consulting firm, from January 2008 to December 2009. From August 2007 to October 2008, he was an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group, an insurance company. From December 2000 to August 2007, Mr. Carmichael was President, Chief Executive Officer and a director of Ohio Casualty Corporation, a public insurance holding company. Prior thereto, Mr. Carmichael served as President and Chief Executive Officer of IVANs, Inc., an industry-owned organization that provides electronic communications services to insurance, healthcare and related companies. He has had significant involvement in the property and casualty insurance industry in various capacities and served as a Chief Executive Officer of insurance and non-insurance companies for more than twenty years. Mr. Carmichael has been a director of Alleghany Corporation, a public property and casualty insurance holding company, since 1993. Mr. Carmichael currently serves as the Chairman of Alleghany Corporation’s compensation committee and as a member of Alleghany Corporation’s audit committee (and has been designated as an audit committee financial expert). Mr. Carmichael was nominated to serve on the Board because of this insurance industry experience and this experience as a public company executive and director.

A. John Hass Age: 45 Director since 2007 Chairman of the Compensation Committee and member of the Audit Committee	Mr. Hass has been a partner at PEAK6 Investments, L.P., a financial services company, since October 2008 and was the Chief Financial Officer of PEAK6 Investments, L.P. from February 2009 through June 2010. He was the Chief Executive Officer of OptionsHouse, Inc., a brokerage company and subsidiary of PEAK6 Investments, L.P., from October 2006 until September 2008. From 1988 to October 2006, Mr. Hass was employed at Goldman Sachs & Co., a public financial services company, most recently as a Managing Director in the Investment Banking Division. Mr. Hass was nominated to serve on the Board because of this executive, finance and investment experience.

Antony P. D. Lancaster Age: 68 Director since 2010 Member of the Governance Committee	Mr. Lancaster currently serves on the board of directors of several private insurance companies and other financial institutions and served as a non-executive director of Platinum Re (UK) Limited, a subsidiary of the Company, from December 2002 until December 2009. From 1991 to 1998, Mr. Lancaster served as Chairman and Chief Executive Officer of GAN Insurance Company Limited, an insurance company based in France. Following the acquisition in 1998 of GAN by Groupama, an international insurance group based in France, Mr. Lancaster served as Chairman and Chief Executive Officer of Groupama Insurance Co. Limited (Groupama’s United Kingdom subsidiary) until his retirement in 2002. Mr. Lancaster commenced his employment in the insurance industry in 1961 and was employed at various times as a general manager, senior vice president, chief executive and chairman of insurance and reinsurance companies and broker businesses in a number of overseas locations. He was a director of IPC Holdings, Ltd., a public reinsurance company based in Bermuda, from 2006 until 2009. Mr. Lancaster was nominated to serve on the Board because of this international insurance industry experience, this experience as a public company director and his familiarity with the Company.

Edmund R. Megna Age: 64 Director since 2007 Member of the Compensation and Governance Committees	Mr. Megna was Vice Chairman of Guy Carpenter & Co., Inc., the reinsurance intermediary division of Marsh & McLennan Companies, Inc., from November 2002 until his retirement in April 2007. From 1975 until November 2002, he held a variety of positions at Guy Carpenter & Co., Inc., including serving as President from March 1999 until November 2002. Mr. Megna was nominated to serve on the Board because of this experience as an insurance industry executive.

Michael D. Price Age: 44 Director since 2005 Member of the Executive Committee	Mr. Price has been our President and Chief Executive Officer since October 2005, was our Chief Operating Officer from August 2005 until October 2005, and was President of Platinum US from November 2002 until August 2005. Mr. Price was Chief Underwriting Officer of St. Paul Re from June 2002 until November 2002. Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd., specializing in aerospace insurance. Mr. Price was nominated to serve on the Board because, as our Chief Executive Officer, he brings deep knowledge of our operations to the Board.

James P. Slattery Age: 59 Director since 2009 Chairman of the Audit Committee	Mr. Slattery has been President of JPS & Co., LLC, an insurance and investment consulting company, since April 2001. He was Senior Vice President — Insurance of Alleghany Corporation, a public property and casualty insurance holding company, and President of Alleghany Insurance Holdings, LLC, the insurance holding company subsidiary of Alleghany Corporation, from April 2002 until his retirement in July 2008. From 1986 to 2001, he was employed by subsidiaries of Swiss Re, a public reinsurance company based in Switzerland, most recently as Chief Operating Officer and Deputy Chief Executive Officer of Swiss Reinsurance America Corporation. Mr. Slattery was employed by various public and private reinsurance companies from 1978 until his retirement in 2008, including as a senior financial officer. Prior thereto, he was an auditor with KPMG LLP. Mr. Slattery is also a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Slattery was a director of Darwin Professional Underwriters, Inc., a public insurance holding company, from 2006 to 2008. Mr. Slattery was nominated to serve on the Board because of this experience as a public company executive and director and his finance and insurance industry experience.

Christopher J. Steffen Age: 69 Director since 2010 Member of the Compensation Committee	Mr. Steffen has been an advisor to Wall Street Management & Capital, Inc., a consulting firm, since April 2002 and has served on various committees advising the Financial Accounting Standards Board. From 1993 until his retirement in 1996, he served as Vice Chairman and a director of Citicorp and its principal subsidiary, Citibank N.A. In 1993, he was the Chief Financial Officer of Eastman Kodak, a public imaging technology products and services company, and from 1989 to 1993 he was the Chief Financial Officer and Chief Administrative Officer and a director of Honeywell International, Inc., a public diversified technology and manufacturing company. Mr. Steffen was also a certified public accountant. Mr. Steffen has been a director and the Chairman of the Board of Directors of ViaSystems, Inc., a public company that provides complex multi-layer printed circuit boards and electro-mechanical solutions, since 2003. He has been a director of W.R. Grace & Company, a public company that produces and sells specialty chemicals and specialty materials, since 2006 and a director of Accelrys, Inc., a public company that develops and commercializes scientific business intelligence software and solutions, since 2004. Mr. Steffen is the Chairman of Accelrys, Inc.’s audit committee (and has been designated as an audit committee financial expert) and serves on Accelrys, Inc.’s compensation committee and nominating and governance committee. He also currently serves on W.R. Grace & Company’s compensation committee, nominating and governance committee and audit committee (and has been designated as an audit committee financial expert). In addition, Mr. Steffen is Chairman of ViaSystems, Inc.’s nominating and governance committee, the interim Chairman of ViaSystems, Inc.’s audit committee (and has been designated as an audit committee financial expert) and serves on ViaSystems, Inc’s compensation committee. Mr. Steffen was nominated to serve on the Board because of this finance experience and his experience as a public company executive and director.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Independence of Directors

The NYSE listing standards require us to have a majority of independent directors serving on the Board. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that each of Messrs. Baldwin, Carmichael, Hass, Lancaster, Megna, Pruitt, Slattery and Steffen, constituting a majority of the Board, has no material relationship with the Company other than in his capacity as a member of the Board and committees thereof, and thus each is an independent director of the Company.

None of Messrs. Baldwin, Carmichael, Hass, Megna and Steffen has any relationship with the Company other than as a director and member of committees of the Board.

Mr. Pruitt’s son is a partner of the law firm of Dewey & LeBoeuf LLP, which provides legal services to us. Mr. Pruitt’s son is not involved in the provision of these legal services to us. In addition, payments made by us to Dewey & LeBoeuf LLP did not exceed the greater of $1 million or 2% of the consolidated gross revenues of such firm in any of the last three fiscal years. In addition, the Board reviewed and approved Mr. Pruitt’s relationship with Dewey & LeBoeuf LLP and determined that it does not constitute a conflict of interest under our Code of Business Conduct and Ethics because Mr. Pruitt does not have a significant financial interest in, and is not an affiliate of, a company with which the Company does business or proposes to do business. Based on the foregoing, the Board has determined that Mr. Pruitt has no material relationship with the Company.

Mr. Slattery was party to a letter agreement with us dated June 5, 2008 pursuant to which he provided consulting services to the Board and the Audit Committee from July 1, 2008 until he joined the Board on April 29, 2009. Mr. Slattery received a total of $90,000 in fees for these consulting services, paid in three equal installments on or about September 30, 2008, December 31, 2008 and March 31, 2009. Based on the foregoing, the Board has determined that Mr. Slattery has no material relationship with the Company.

Mr. Lancaster served as a non-executive director of Platinum Re (UK) Limited, a subsidiary of the Company, from December 2002 until December 2009. Mr. Lancaster received fees for his service as a director of Platinum Re (UK) Limited of £20,000 per year (or approximately $32,300 per year based on an exchange rate of 1.6149 United States dollars per British pound as of December 31, 2009) during the term of his service. Based on the foregoing, the Board has determined that Mr. Lancaster has no material relationship with the Company.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should have the flexibility to decide whether it is best for the Company at any given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman of the Board should be selected from the independent directors. Currently, different individuals serve in the roles of Chairman of the Board and Chief Executive Officer. Mr. Carmichael, an independent director, is the non-executive Chairman of the Board and the Chairman of the Governance Committee and, as such, he presides at the meetings of the Board and at the meetings of independent directors that are held after each Board meeting. We believe that it is important for the Company to have independent, non-management leadership at the Board level, which enhances the Chief Executive Officer’s accountability to the Board and contributes to effective risk oversight and corporate governance. The separation of the Chief Executive Officer and Chairman of the Board roles provides a balance between management and independent, non-management leadership. However, the Board retains the flexibility to consider other structures that provide a similar balance of leadership, such as one that combines the roles of Chairman of the Board and Chief Executive Officer and includes the naming of a lead independent director. Accordingly, the Board periodically reviews its leadership structure.

Board Role in Risk Oversight

Pursuant to its charter, the Audit Committee has the responsibility to discuss with management our guidelines and policies with respect to corporate risk assessment and risk management. Given the importance of these issues to our operations, the Audit Committee has determined that all Board members should be involved in discussions relating to these issues in order to foster a better understanding of our risk profile. Accordingly, at the request of the Audit Committee, our Chief Risk Officer, Kenneth A. Kurtzman, reports to the full Board on a quarterly basis with respect to our exposure to various types of risk on an aggregate and per risk basis, including exposure from our property and casualty reinsurance business and our investment portfolio. In addition, the Board participates in an annual strategy session with management that includes a discussion of risk led by the Chief Executive Officer and periodically participates in an assessment of our risk management procedures.

Standing Committees of the Board of Directors

The Board maintains four standing committees: the Audit, Compensation, Governance and Executive Committees. Each of these committees operates pursuant to a charter, each of which is posted on our website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these charters may also be obtained, without charge, upon written request to the Secretary of the Company at our principal executive offices.

Audit Committee

The Audit Committee presently consists of Messrs. Baldwin, Carmichael, Hass and Slattery (Chairman). The Board has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Slattery is an “audit committee financial expert” as defined in the rules of the United States Securities and Exchange Commission (the “SEC”).

The Audit Committee’s primary responsibilities, as set forth in its charter, are to:

•	engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to us by the independent registered public accounting firm;

•	assess and take appropriate action regarding the independence of our independent registered public accounting firm;

•	oversee the compensation, activities and performance of our internal audit function and review the quality and adequacy of our internal controls and internal auditing procedures;

•	periodically review with management and the independent registered public accounting firm our accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of our financial statements;

•	review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on our financial statements;

•	discuss with management our guidelines and policies with respect to corporate risk assessment and risk management;

•	discuss with management each of the earnings press releases;

•	review with management and the independent registered public accounting firm the financial statements to be included in our quarterly and annual reports, including management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in our annual reports;

•	approve a code of ethics, as required by SEC rules, for our senior financial officers and such other of our employees and agents as the Audit Committee determines;

•	establish procedures for the handling of complaints received by us regarding accounting, internal accounting controls or auditing matters; and

•	annually review and evaluate Audit Committee performance and assess the adequacy of the Audit Committee charter.

Compensation Committee

The Compensation Committee presently consists of Messrs. Hass (Chairman), Megna, Pruitt and Steffen. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards.

The Compensation Committee’s primary responsibilities, as set forth in its charter, are to:

•	review our compensation policies and practices and those of our subsidiaries, including incentive compensation plans and equity-based plans that are subject to Board approval;

•	review the recommendations of the Chief Executive Officer concerning the compensation of our officers and officers of our subsidiaries who report directly to the Chief Executive Officer and of any consultants, agents and other persons to the extent that determinations with respect to the compensation of such consultants, agents and other persons are expressly delegated to the Compensation Committee, and make determinations with respect thereto;

•	review a report from the Chief Executive Officer concerning the compensation of our officers and officers of our subsidiaries with a title of Senior Vice President and more senior (other than those officers reporting directly to the Chief Executive Officer), and make such recommendations (if any) to the Chief Executive Officer with respect thereto as the Compensation Committee deems appropriate;

•	review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on such evaluation after consultation with each of the directors on the Board;

•	review and make recommendations relating to director compensation for discussion and approval by the Board;

•	review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a determination with respect thereto;

•	oversee the administration of our incentive-compensation plans and equity-based plans, and any other plans that provide for administration by the Compensation Committee, amend and interpret such plans and the awards and agreements issued pursuant thereto, and make awards to eligible persons under such plans and to determine the terms of such awards;

•	review and discuss with management our Compensation Discussion and Analysis, recommend whether the Compensation Discussion and Analysis should be included in our proxy statement, and produce an annual report to such effect for inclusion in our proxy statement; and

•	annually review and evaluate Compensation Committee performance and assess the adequacy of the Compensation Committee charter.

Compensation Process and Procedures.  The Compensation Committee charter provisions set forth above outline the scope of authority of the Compensation Committee. The Compensation Committee has the sole authority to set the Chief Executive Officer’s compensation. As noted above, the Compensation Committee consults with each of the other directors on the Board in setting such compensation. In determining any long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee considers, among other factors, our financial performance and shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and awards given to the Chief Executive Officer in past years. Compensation determinations for our other named executive officers are also made by the Compensation Committee. The Compensation Committee receives recommendations regarding such compensation from the Chief Executive Officer, who considers, among other factors, competitive compensation information. The Compensation Committee also consults with the Chief Executive Officer regarding the form of compensation and benefits to be provided to the other named executive officers. The Compensation Committee may request a report from a compensation consulting firm in support of such proposed compensation and may consider comparative competitive data prepared by a compensation consulting firm or our human resources personnel.

Director compensation is reviewed by the Compensation Committee, which makes recommendations with respect to director compensation for discussion and approval by the Board. When making recommendations, the Compensation Committee considers the complexity and size of the Company. To create a direct linkage between director compensation and our performance, a portion of a director’s compensation is paid in share units which convert into Common Shares. The Chief Executive Officer is not involved in making decisions regarding director compensation.

Pursuant to its charter, the Compensation Committee may retain professional firms and outside experts to assist in the discharge of its duties. The Compensation Committee has the sole authority to retain, evaluate and replace such firms, including the sole authority to approve the firms’ fees and other retention terms. The Compensation Committee selects the peer group of companies used by compensation consulting firms it hires and reviews the methodology employed by such firms in their reports to the Compensation Committee.

In 2010, the Compensation Committee engaged Fredrick W. Cook & Co. (“FWC”), a professional compensation consulting firm, to review the terms of the 2010 Share Incentive Plan and to assist us in determining the number of our Common Shares that should be reserved thereunder. FWC also worked with us to develop the shareholder proposal for the approval of the 2010 Share Incentive Plan that was included in the proxy statement for our 2010 Annual Meeting. In addition, the Compensation Committee asked FWC to advise it with respect to a new form of award to be made under our Amended and Restated Executive Incentive Plan (the “Executive Incentive Plan”) providing for cash payment, which form of award was adopted by the Compensation Committee in October 2010, and discretionary bonuses that were approved by the Compensation Committee in October 2010, which offset the annual incentive bonuses in respect of 2010 that would otherwise have been paid pursuant to the Amended and Restated Annual Incentive Plan (the “Annual Incentive Plan”). In 2009 and early 2010, the Compensation Committee engaged FWC to provide a comprehensive review of the competitiveness of the compensation of our executive officers other than the Chief Executive Officer against our peer group of companies. Following this review, the Compensation Committee approved awards of restricted shares to certain of our named executive officers in April 2010. FWC did not provide any additional services to us or our affiliates during 2010.

Governance Committee

The Governance Committee presently consists of Messrs. Baldwin, Carmichael (Chairman), Lancaster and Megna. The Board has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards.

The Governance Committee’s primary responsibilities, as set forth in its charter, are to:

•	develop a Board that is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company and seek qualified candidates for Chief Executive Officer with the necessary skills and experience to contribute to the achievement of our business objectives;

•	identify, interview and screen individuals qualified to become members of the Board and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to us addressing, among other matters determined by the Governance Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board;

•	regularly review issues and developments relating to corporate governance and recommend to the Board proposed changes to the corporate governance guidelines from time to time as the Governance Committee determines to be appropriate;

•	evaluate at least annually the overall effectiveness of the Board and our senior management, coordinate the annual evaluations of the committees of the Board and make recommendations to the Board with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

•	review at least annually all committees of the Board and recommend to the Board changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

•	recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

•	annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter.

Director Nomination Process.  The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or for other reasons, and is responsible for identifying and recommending to the Board qualified candidates for nomination to the Board. The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with our ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. While we value public company service and seek that experience in candidates for nomination to the Board, service on other boards of public companies should be limited to a number that permits our directors, given their individual circumstances, to perform responsibly all their duties to the Company. In identifying nominees, the Governance Committee seeks diversity in the viewpoints, skills, professional experience, expertise and other individual qualities and attributes of Board members in order to assure that specific talents, skills and other characteristics that are needed to promote the Board’s effectiveness are possessed by an appropriate combination of directors. The Board also considers the benefits of a Board with diverse skills, experience, and expertise when evaluating the Governance Committee’s recommendations. Each director must represent the interests of all shareholders.

Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year. Candidates recommended by shareholders for nomination to the Board will be considered and evaluated by the Governance Committee using the same criteria that is used to evaluate all other candidates. Any shareholder recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at our principal executive offices.

Executive Committee

The Executive Committee presently consists of Messrs. Baldwin, Carmichael (Chairman) and Price. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session (i) upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, (ii) only as specifically delegated to the Executive Committee by the Board in writing, and (iii) subject to additional limitations set forth in its charter or as may from time to time be established by resolution of the Board.

Meetings and Attendance

During 2010, the Board met four times, the Audit Committee met four times, the Compensation Committee met four times, the Governance Committee met two times and the Executive Committee did not meet. Each director nominee attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2010.

Board members are encouraged to attend our Annual General Meetings of Shareholders. All directors attended our 2010 Annual Meeting held on April 29, 2010 in Bermuda.

Corporate Governance Guidelines and Code of Conduct

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these documents are available on our website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these documents may also be obtained, without charge, upon request to the Secretary of the Company at our principal executive offices.

Executive Sessions

In accordance with our Corporate Governance Guidelines and the NYSE’s corporate governance rules, separate executive sessions of independent directors are held after each Board meeting. Mr. Carmichael, as non-executive Chairman of the Board and Chairman of the Governance Committee, presides at such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. Hass, Megna, Pruitt and Steffen served on the Compensation Committee of the Board during the 2010 fiscal year. Each member of the Compensation Committee is an independent director and no member of the Compensation Committee was an officer or an employee of the Company during 2010 or a former officer of the Company. Additionally, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2010 fiscal year.

Communications with the Board

Interested parties may communicate with the Board, anonymously if they wish, by writing to the General Counsel at Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management directors should be sent to the above address to the attention of the Chairman of the Board (as the independent director who presides at meetings of such directors), in care of the General Counsel. All such communications will be treated as confidential and delivered to the appropriate Board member or members.

DIRECTOR COMPENSATION

The following information relates to compensation of each director who served on the Board in 2010, other than Mr. Price whose compensation as our President and Chief Executive Officer is reflected under “Executive Compensation — Summary Compensation Table” below.

Director Compensation for Fiscal Year ending December 31, 2010

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards(1)	Awards(2)	Compensation(3)	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(g)	(h)

H. Furlong Baldwin	100,000	50,026	—	2,385	152,411
Dan R. Carmichael	175,000	50,026	—	4,120	229,146
A. John Hass	125,000	50,026	—	566	175,592
Antony P. D. Lancaster	67,308	50,026	—	—	117,334
Edmund R. Megna	100,000	50,026	—	566	150,592
Peter T. Pruitt	100,000	50,026	—	2,415	152,441
James P. Slattery	145,000	50,026	—	566	195,592
Christopher J. Steffen	67,308	50,026	—	—	117,334

(1)	The amounts shown in the Stock Awards column represent the aggregate grant date fair value of share unit awards granted to the directors in 2010, computed in accordance with Financial Accounting Standards

Board Accounting Standards Codification (“FASB ASC”) Topic 718. The number of Common Shares underlying outstanding stock awards held by each of the directors who served on the Board in 2010 as of December 31, 2010 was as follows: Mr. Baldwin: 13,249; Mr. Carmichael: 17,818; Mr. Hass: 6,362; Mr. Lancaster: 1,362; Mr. Megna: 4,583; Mr. Pruitt: 8,857; Mr. Slattery: 1,362; and Mr. Steffen: 1,362. The assumptions made in the valuation of these stock awards are discussed in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”).

(2)	We did not grant any options to purchase Common Shares to directors in 2010. There were 25,000 Common Shares underlying outstanding option awards held by Mr. Baldwin as of December 31, 2010. The other directors who served on the Board in 2010 did not hold any options as of December 31, 2010.

(3)	The amounts for each of Messrs. Baldwin, Carmichael, Hass, Megna, Pruitt and Slattery represent the dollar value of dividend equivalent rights paid in cash upon vesting of the annual share unit grant and, for Messrs. Baldwin Carmichael and Pruitt, upon distribution of share units granted under the Amended and Restated Share Unit Plan for Nonemployee Directors (the “Share Unit Plan”). The value of these dividend equivalent rights was not factored into the grant date fair value computation.

Nonemployee Director Compensation Policy

Annual Retainers.  Each nonemployee director (a director who is not an employee of the Company or any of its affiliates) receives a $100,000 annual retainer. Mr. Carmichael receives an additional $75,000 annual retainer for his service as the non-executive Chairman of the Board and the Chairman of the Governance Committee, Mr. Slattery receives an additional $45,000 annual retainer for his service as the Chairman of the Audit Committee, and Mr. Hass receives an additional $25,000 annual retainer for his service as the Chairman of the Compensation Committee. All annual retainers are paid in cash, quarterly in arrears. Nonemployee directors do not receive per meeting attendance fees or fees for membership on Board committees.

Annual Share Unit Award.  On the date of each Annual General Meeting of Shareholders, each nonemployee director elected at such Annual General Meeting of Shareholders receives an annual grant under the 2010 Share Incentive Plan of that number of share units equal to $50,000 divided by the closing price of the Common Shares on the business day immediately preceding the date of such grant. These share units vest and convert on a one-to-one basis into Common Shares on the earlier to occur of the first anniversary of the date of grant and the date of our next Annual General Meeting of Shareholders following the date of grant, provided that the director continues to serve on the Board through the date of conversion. During the vesting period, we credit the directors with dividend equivalent rights with respect to these share units each time a dividend is paid on our Common Shares. The dividend equivalent rights are subject to the same vesting requirements as the share units and are paid in cash upon vesting.

On the date of our 2009 Annual General Meeting of Shareholders, each of the nonemployee directors received 1,769 share units, which vested and converted on a one-to-one basis into Common Shares on April 29, 2010. Dividend equivalent rights that were credited to the directors prior to vesting were paid in cash on April 29, 2010 upon the vesting of the share units. Each of the nonemployee directors received 1,362 share units on the date of our 2010 Annual Meeting.

Share Unit Plan for Nonemployee Directors.  Pursuant to the Share Unit Plan, prior to January 1, 2009, 50% of all fees earned by a nonemployee director (including annual retainers, committee retainers and per meeting attendance fees) during each calendar quarter were mandatorily converted into that number of share units equal to the amount of such fees divided by the closing price of the Common Shares on the last day of the calendar quarter and directors could elect to have up to 100% of their fees converted into share units. Pursuant to these provisions of the Share Unit Plan, a nonemployee director receives a distribution in respect of his share units upon the expiration of five calendar years following the year in which he was credited with such share units or upon termination of his service on the Board, if earlier, each such share unit valued at the closing price of one Common Share on the date of such expiration or termination. Each distribution under the Share Unit Plan is made, in the discretion of the Board, either in cash or Common Shares or a combination thereof. Prior to distribution, the directors are credited with dividend equivalent rights with respect to these share units each time a dividend is paid on our Common Shares. These dividend equivalent rights are paid in cash upon a distribution under the Share Unit Plan in respect of the share units to which they relate. In January 2011, each of Messrs. Baldwin, Carmichael and Pruitt received a distribution of Common Shares and cash dividend equivalents with respect to share units credited to them as fees for 2005.

As a result of the enactment of Section 457A of the Internal Revenue Code, in order to eliminate the deferral of income tax on compensation for services performed after December 31, 2008 by any director of the Company who is a taxpayer in the United States, the Share Unit Plan was amended to provide that, beginning in the first quarter of 2009, no additional share units will be granted or credited under the Share Unit Plan. Dividend equivalent rights will continue to be credited on share units that were outstanding as of January 1, 2009 and such share units and all dividend equivalent amounts will be paid in cash in accordance with the terms of the Share Unit Plan. On February 22, 2010, the Board terminated the Share Unit Plan as to future awards, and all Common Shares that remained available for issuance under that plan on that date were no longer reserved for issuance thereunder.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Business Conduct and Ethics, which is in writing and which was recommended by the Audit Committee and approved by the Board, provides that our employees and directors must avoid any interest that conflicts or appears to conflict with the interests of the Company. A conflict of interest exists if actions by an employee or director are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to or interests in persons or entities other than the Company, or by actual or potential personal benefit or gain. Although the Code of Business Conduct and Ethics states that it is not possible to describe every conceivable conflict of interest, conflicts may include an employee or director conducting Company business with family members; employees, directors or their family members having a financial interest in another company with which we do business or that competes with us in the reinsurance market; and an employee taking a second job in the reinsurance industry or serving as a director of another entity.

Any time that an employee believes that a conflict of interest may exist, the conflict must be reported to and approved by that employee’s compliance officer and reported to our General Counsel. A conflict of interest that involves an officer who is a Senior Vice President or more senior or its equivalent, including all of our named executive officers, must be approved by the Board.

The Code of Business Conduct and Ethics provides that nonemployee directors may not have significant financial interests in or be affiliated with any entity with which we do business or propose to do business unless the director:

(i)	discloses any such relationship promptly after the director becomes aware of it;

(ii)	removes himself or herself from any Board activity that directly impacts the relationship between us and any such entity with respect to which the director has a significant financial interest or with which the director is affiliated; and

(iii)	obtains prior approval of the Board for any transaction of which the director is aware between us and any such entity that is not in the ordinary course of our business.

Further, our Corporate Governance Guidelines, which are in writing and which were recommended by the Governance Committee and approved by the Board, provide that, except as authorized by the Board, no director shall have a direct economic relationship with the Company (other than fees for services as a member of the Board or any committee thereof).

In addition, the Governance Committee generally reviews existing transactions of the Company in which any of our officers or directors, family members of our officers or directors or beneficial holders of more than 5% of our Common Shares have an interest or potential interest.

BlackRock Inc. reported beneficial ownership of more than 5% of our Common Shares at December 31, 2010, reporting that various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, such Common Shares, and that no one person’s interest therein was more than 5% of our outstanding Common Shares. Affiliates of BlackRock Inc. provide investment management services, risk analysis services and investment accounting services to us. During 2010, we paid such affiliates approximately $3.0 million in fees relating to these services. These fees were at then-prevailing market rates determined pursuant to arm’s length negotiations between us and such affiliates.

During 2010, Platinum Bermuda was a party to three reinsurance contracts with PartnerRe Ltd., two of which were entered into in 2009 and one of which was entered into in 2010. These contracts were terminated in May 2010, resulting in aggregate premiums to us of approximately $2.6 million. Marvin Pestcoe, the husband of H. Elizabeth Mitchell, is an officer of a subsidiary of PartnerRe Ltd. and the head of the business unit at PartnerRe Ltd. that was involved in these transactions with Platinum Bermuda. We cannot determine whether Mr. Pestcoe had a material interest in these transactions or the amount of such interest, if any. As the President and Chief Executive Officer of Platinum US, Ms. Mitchell does not have any involvement in the business of Platinum Bermuda and was not involved in these transactions. Ms. Mitchell did not have a material interest in these transactions.

SHARE OWNERSHIP GUIDELINES

We have adopted share ownership guidelines intended to align the interests of our nonemployee directors, Chief Executive Officer and executive officers reporting directly to the Chief Executive Officer with shareholders. Of our executive officers, each of Michael D. Price, Michael E. Lombardozzi, H. Elizabeth Mitchell, Robert S. Porter, Kenneth A. Kurtzman and Neal J. Schmidt has achieved his or her target share ownership level. Of our nonemployee directors, each of Messrs. Baldwin, Carmichael and Pruitt has achieved his target share ownership level.

The persons subject to the guidelines are expected to retain a portion of the Common Shares received by them as compensation until they have accumulated Common Shares at target ownership levels established by the Compensation Committee. The target ownership levels are 100,000 Common Shares for our Chief Executive Officer, 50,000 Common Shares for the Chief Executive Officer of Platinum Bermuda, the Chief Executive Officer of Platinum US and our Executive Vice President, Chief Administrative Officer and General Counsel, 30,000 Common Shares for our Chief Financial Officer, the Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc. (“PASI”) and the Executive Vice President and Chief Actuary of PASI and 10,000 Common Shares for our nonemployee directors. The Board may adjust the levels from time to time. Until the nonemployee directors and executive officers reach their target ownership levels, they must retain Common Shares with a fair market value on the date of exercise or vesting equal to at least a specified percentage of the after-tax gain from the exercise of options or the after-tax value upon the vesting of restricted shares and the vesting of share units. The specified percentages are 75% of the after-tax gain or after-tax value for the nonemployee directors and the Chief Executive Officer and 50% of the after-tax gain or after-tax value for the other executive officers. Once the target ownership level is attained, the nonemployee directors and executive officers are expected to maintain that level until termination of service or employment unless the Chairman of the Compensation Committee waives compliance with the specified share ownership level. Common Shares owned outright, including Common Shares held in street name accounts, jointly with a spouse, or in a trust for the benefit of a nonemployee director or an executive officer, are counted toward fulfilling such person’s share ownership requirement. Common Shares that are subject to unexercised share options, unvested restricted shares and unvested share units are not counted toward fulfilling this requirement.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Set forth below is biographical and other information regarding our executive officers, including their principal occupations during the past five years.

Michael D. Price Age: 44 President and Chief Executive Officer	Mr. Price has been our President and Chief Executive Officer since October 2005.

Allan C. Decleir Age: 46 Executive Vice President and Chief Financial Officer	Mr. Decleir has been our Chief Financial Officer since June 2010 and an Executive Vice President since April 2010. From March 2005 to June 2010 he served as Senior Vice President and Chief Financial Officer of Platinum Bermuda.

Kenneth A. Kurtzman Age: 43 Executive Vice President and Chief Risk Officer of PASI	Mr. Kurtzman has been Executive Vice President and Chief Risk Officer of PASI since March 2006. From July 2004 until March 2006, Mr. Kurtzman was head of casualty underwriting at Swiss Re Underwriters Agency, Inc., a division of Swiss Reinsurance Company.

Michael E. Lombardozzi Age: 49 Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	Mr. Lombardozzi has been our Executive Vice President and General Counsel since September 2002 and our Chief Administrative Officer since August 2005. Mr. Lombardozzi has also served as our Secretary since November 2002.

H. Elizabeth Mitchell Age: 49 President and Chief Executive Officer of Platinum US	Ms. Mitchell has been President of Platinum US since August 2005 and Chief Executive Officer of Platinum US since November 2007.

Robert S. Porter Age: 46 Chief Executive Officer of Platinum Bermuda	Mr. Porter has been Chief Executive Officer of Platinum Bermuda since March 2006. Mr. Porter was Chief Executive Officer of Platinum Re (UK) Limited from June 2003 until March 2006.

Neal J. Schmidt Age: 54 Executive Vice President and Chief Actuary of PASI	Mr. Schmidt has been Executive Vice President and Chief Actuary of PASI since January 2005.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

We seek to achieve attractive long-term returns for our shareholders through disciplined risk management and market leadership in selected classes of property and marine, casualty and finite risk reinsurance by employing the following strategy:

•	We operate as a multi-class reinsurer, offering a broad range of reinsurance coverages to our ceding company clients. In support of this strategy, our business plan contemplates a mix of property and casualty underwriting. We believe that this approach enables us to more effectively serve our clients, diversify our risk and leverage our capital. Although our property reinsurance business can be very profitable in periods when there are few catastrophic events, it is also subject to large losses if catastrophes are frequent or severe. Our casualty reinsurance business is typically less volatile, providing steadier earnings from year to year and moderating the volatility of our property business. However, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims, requiring a longer term perspective on the part of our management for this aspect of our business.

•	We exercise disciplined underwriting and risk management, emphasizing profitability rather than premium volume or market share. The property and casualty reinsurance business has historically been a cyclical industry, characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable pricing. Our strategy of emphasizing profitability requires us to focus on business that meets our risk selection and pricing criteria, rather than writing business simply to meet production levels.

•	We seek to operate from a position of financial strength. Our capital is unencumbered by any potential adverse development of unpaid losses for business written prior to January 1, 2002. Our investment strategy focuses on security and stability in our investment portfolio by maintaining a portfolio that consists primarily of diversified, high quality, predominantly investment grade fixed maturity securities.

Our executive compensation program provides for compensation to our executive officers, including Messrs. Price, Decleir, Lombardozzi and Porter, Ms. Mitchell and, until his retirement on August 10, 2010, James A. Krantz, all of whom comprise our named executive officers for purposes of this proxy statement. Except where noted, references to our named executive officers throughout this Compensation Discussion and Analysis refer only to our current named executive officers. The terms of Mr. Krantz’s retirement are described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Payments and Benefits to Mr. Krantz Upon Retirement.”

The principal elements of our executive compensation program are base salary, annual incentive bonus awards under the Annual Incentive Plan, long-term incentive awards under the 2010 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan, each comprising roughly a quarter of the target compensation package. Our executive compensation program is designed to motivate our named executive officers to achieve both short-term and long-term financial results consistent with the strategies supporting our business goal of achieving attractive long-term returns for our shareholders. Accordingly, our program is significantly weighted toward performance-based compensation, and provides the named executive officers with an opportunity to ultimately earn total annual compensation equal to approximately three to five times their base salaries if financial targets are met and up to a maximum of approximately four to seven times their base salaries for superior financial results.

The principal financial performance measures on which we base our compensation program are our return on common shareholders’ equity and share price. The focus on share price provides a direct link to our business goal. In addition, we believe that sustained returns on equity contribute to share appreciation over time. Both our Annual Incentive Plan and our Executive Incentive Plan, which comprise roughly half of the target compensation package for our named executive officers, employ return on equity as the measure of corporate performance. All our long-term incentive awards are paid in Common Shares or in cash based on the price of our Common Shares at vesting. These measures are described in more detail below under “Performance Measures.”

The Annual Incentive Plan and Executive Incentive Plan work in conjunction with the 2010 Share Incentive Plan or any successor plan. If we make awards under the Annual Incentive Plan and the Executive Incentive Plan in the form of share units, those share units are also awarded pursuant to the terms of the 2010 Share Incentive Plan or any successor plan and count towards the aggregate number of Common Shares that may be issued pursuant to all awards made under the 2010 Share Incentive Plan or any successor plan.

Our compensation program is also designed to retain highly qualified personnel. We promote the retention of our named executive officers by offering a level of compensation that we believe is competitive in the reinsurance industry and delayed vesting of the long-term incentive awards. These features are described below under “Retention.”

Performance Measures

Return on Equity

Currently, both our Annual Incentive Plan and our Executive Incentive Plan employ return on equity as the measure of financial performance. We believe return on equity, which takes into account both our net income and capital used to produce that net income, is an important measure of our profitability. Since premium volume and market share are not objectives of our business plan, none of our compensation programs utilize revenue as a measure of corporate performance. With respect to the Annual Incentive Plan, at the beginning of a plan year, the Compensation Committee may, in its discretion, select net income, return on equity, another measure of the Company’s performance, or a combination of these performance criteria as the measure of financial performance.

For each of the Annual Incentive Plan and the Executive Incentive Plan, return on equity is determined on an annual basis by dividing our net income or loss attributable to holders of our Common Shares by beginning shareholders’ equity, adjusted by the Compensation Committee for the weighted average effect of material capital transactions during the year, less the par value and capital attributable to preferred shares. Thus, for the Annual Incentive Plan there is one calculation for the year, and for the Executive Incentive Plan, one calculation will be done for each of the years in a performance cycle, which amounts will then be added together and divided by the number of years in the performance cycle.

In February 2010, the Compensation Committee determined that return on equity would be the measure of financial performance for 2010 under the Annual Incentive Plan and that in order for participants to receive payouts at target levels for awards made under our Annual Incentive Plan in respect of 2010 we would have to achieve a return on equity of at least 10%. In addition, the Compensation Committee determined that, in order for participants to receive payouts at target levels under our Executive Incentive Plan for the 2010-2012 performance cycle, we would have to achieve a return on equity of at least 12%. We believe that such returns over the long term would be attractive to investors. The Compensation Committee also determined that the bonus pool under the Annual Incentive Plan in respect of 2010 would fund at 100% of the sum of all participants’ target bonuses at a target return on equity for 2010 of 10% to 13%, with a range of funding from 50% of such sum (for return on equity of 4%) to 200% of such sum (for return on equity of 20% or more). The amounts below and above the target are determined through straight-line interpolation. The bonus pool available to our named executive officers does not fund if return on equity is below 4%. The long-term incentive awards made under the Executive Incentive Plan in 2010 for the 2010-2012 performance cycle provide for a payout at 100% if we achieve an average return on equity for the three-year period of 12%, with a range of payout from 0% (for return on equity of less than 6%) to 200% (for a return on equity of 18% or more), to be determined through straight-line interpolation.

In February 2011, the Compensation Committee determined that the same performance measures, targets and payout levels will apply for awards made under our Annual Incentive Plan in respect of 2011 and under our Executive Incentive Plan for the 2011-2013 performance cycle.

Share Price

Share price is a significant performance-based element of our compensation program, which is designed to result in the accumulation of Common Shares by our named executive officers in order to align their interests with those of our other shareholders. Changes in share price directly impact the value of our equity-based compensation. All of the long-term equity incentives granted under our 2010 Share Incentive Plan, including those granted under our Executive Incentive Plan, are either paid in Common Shares or in cash based on the price of our Common Shares at vesting, and we expect our named executive officers to attain a meaningful level of ownership of our Common Shares through our share ownership guidelines described in detail under “Share Ownership Guidelines” above. We believe the combination of share-based compensation and share ownership guidelines motivates our named executive officers to focus on increasing the market value of our Common Shares. In addition, our executive officers and directors are prohibited from hedging the economic risk of their share ownership.

We have granted long-term equity incentives under our 2010 Share Incentive Plan and predecessor plans in the form of restricted shares, share units that convert into Common Shares and options to purchase Common Shares. Our Executive Incentive Plan provides for awards of share units that are paid after a three-year performance cycle in cash, Common Shares or a combination of cash and Common Shares, in the discretion of the Compensation Committee. The number of share units is determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. The payment of awards of share units under our Executive Incentive Plan made in February 2010 or earlier will be made entirely in Common Shares. In October 2010, the Compensation Committee determined that awards of share units under our Executive Incentive Plan that are made after February 2010 may provide for payment in cash, provided that the award recipient has achieved his or her target share ownership level on the date of grant.

The specified levels of share ownership for our named executive officers are 100,000 Common Shares for Mr. Price, 50,000 Common Shares for Mr. Lombardozzi, Mr. Porter and Ms. Mitchell and 30,000 Common Shares for Mr. Decleir. The share ownership levels of 100,000, 50,000 and 30,000 Common Shares would represent an investment in the Company of about $4.5 million, $2.2 million and $1.3 million, respectively, based on the closing price of $44.97 per Common Share on December 31, 2010. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our named executive officers with the interests of our shareholders, which furthers our business goal of achieving attractive long-term returns for our shareholders. As of the date hereof, all of our named executive officers other than Mr. Decleir have achieved their target share ownership levels.

Retention

We seek to employ senior executives having substantial experience and expertise in their fields, and who will maintain a high level of commitment to our business goal. The retention of such executives is an important objective of our compensation program, particularly in light of the competition for talented reinsurance professionals, especially in Bermuda and New York. Our retention strategies are discussed below.

Competitive Market Practices

With the assistance of compensation consultants engaged from time to time and our human resources personnel, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of our compensation structure. The Compensation Committee evaluates base salary and incentive compensation awards for named executive officers using available market data compiled by compensation consultants or our human resources personnel. This market data is derived from publicly available information relating to companies in the reinsurance industry with which we compete for business and talent. This group of companies can vary depending on changes in market dynamics and the extent to which the particular companies have business strategies and executive officer positions that compare to ours.

We consider compensation information for a group of public companies with significant operations in Bermuda, selected by the Compensation Committee. Although none of the companies fit our profile exactly, we share similar characteristics such as location, public company status and certain elements of the business. Each company has reinsurance as at least a substantial component of its business. In 2010, those companies were Alterra Capital Holdings Limited, Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Flagstone Reinsurance Holdings Limited, Montpelier Re Holdings Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Transatlantic Holdings, Inc. and Validus Holdings, Ltd.

Delayed Vesting of Long-Term Incentives

Awards granted under our 2010 Share Incentive Plan and predecessor plans have been made in the form of restricted shares, share units that convert on a one-to-one basis into Common Shares and options to purchase Common Shares. All of these awards vest over a period of time. For example, share unit awards generally vest in equal annual installments on the first four anniversaries of the date of grant and restricted share awards generally vest in equal annual installments over three or four years. In addition, all of these awards are generally conditioned upon the continued employment of the recipient on each installment date. Share unit awards granted under our Executive Incentive Plan vest after completion of a three-year performance cycle, generally conditioned upon the continued employment of the recipient and the return on equity achieved throughout the three-year performance cycle.

The vesting of awards under the 2010 Share Incentive Plan and the Executive Incentive Plan may be accelerated under limited circumstances as discussed below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Accelerated Vesting and Prorated Payment of Incentives.”

Change in Control Severance Plan

In May 2007, with the assistance of FWC, the Compensation Committee adopted the Amended and Restated Change in Control Severance Plan (the “CIC Plan”), which provides severance benefits to certain of our employees, including our named executive officers, in the event of a termination of employment by us without cause or by the employee for good reason during the two-year period following a change in control. The purpose of the CIC Plan is to secure the continued services, dedication and objectivity of our employees in the event of any possible or actual change in control without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created thereby.

In determining whether to adopt the CIC Plan, the Compensation Committee reviewed estimates of the total cost of the CIC Plan to us and considered the recommendations of FWC regarding the CIC Plan with respect to the scope of participation, the provision for excise tax gross-ups for any “parachute payments” under Section 280G of the Internal Revenue Code, and restrictive covenants applicable to participants. By adopting the CIC Plan, we increased the severance multiples for our named executive officers to levels in line with those typically provided to senior executives of our peer group of companies in change in control situations. We believe that the CIC Plan, when combined with our other retention strategies, further strengthens our ability to retain our senior executive officers. The severance benefits provided under the CIC Plan are described in more detail under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Severance Plan” below.

Elements of Compensation

The principal elements of executive compensation are base salary, annual incentive bonus awards under the Annual Incentive Plan, long-term incentive awards under the 2010 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan. These elements, as well as perquisites and other compensation, are reviewed by the Compensation Committee on an annual basis at a meeting generally held in February of each year, and may be reviewed at other times if the Board or the Compensation Committee determines a review is necessary and appropriate. Pursuant to the charter of the Compensation Committee, the Compensation Committee determines the Chief Executive Officer’s compensation after consultation with each of the directors on the Board, and reviews the recommendations of the Chief Executive Officer concerning the compensation of the other named executive officers and makes determinations with respect thereto.

In 2010, the Board and the Compensation Committee took a number of actions to increase the retention and stability of the executive team. In April 2010, following a comprehensive review by FWC in 2009 and early 2010 of the competitiveness of our executive officer compensation, the Compensation Committee approved awards of restricted shares to Mr. Porter, Mr. Lombardozzi and Ms. Mitchell which will vest in July 2012 and 2013. These awards are discussed in more detail under “Long-Term Incentives” below. Also in April 2010, the Board appointed Mr. Decleir to serve as Executive Vice President effective in April 2010 and Chief Financial Officer effective in June 2010, and we entered into an employment agreement with Mr. Decleir providing for a term of employment through April 29, 2013 and for automatic one-year extensions thereafter. In connection with this promotion, Mr. Decleir received an award of share units which will vest in four equal annual installments beginning in April 2011. In July 2010, the Compensation Committee determined that it was in the best interests of the Company to make certain adjustments to Mr. Price’s and Mr. Lombardozzi’s employment and compensation arrangements, and to extend the term of Mr. Lombardozzi’s employment to September 1, 2013 and to provide for automatic one-year extensions thereafter. In October 2010, the Compensation Committee determined to extend the term of Ms. Mitchell’s and Mr. Porter’s employment to July 31, 2013, and in each case to provide for automatic one-year extensions thereafter. In addition, the severance benefits provided to Mr. Lombardozzi, Mr. Porter and Ms. Mitchell pursuant to their employment arrangements were modified for certain termination events. These actions are reflected in new or amended and restated employment agreements with the named executive officers, which are described below under “Executive Compensation — Employment Agreements and Arrangements with Named Executive Officers.”

The elements of compensation are discussed below.

Base Salary

The Compensation Committee reviews and determines the base salary of the Chief Executive Officer and reviews and makes determinations with respect to the base salaries of the other named executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities and competitive considerations. Otherwise, we do not generally make annual increases in the base salaries of our named executive officers, preferring instead to focus on the performance-based elements of our compensation program.

Mr. Decleir’s base salary was increased from $245,000 to $325,000 on April 29, 2010 in connection with his promotion to Executive Vice President and Chief Financial Officer of the Company. In February 2011, the Compensation Committee determined to increase Mr. Decleir’s base salary to $375,000 effective March 1, 2011 to bring his base salary more in line with the base salaries of our other Executive Vice Presidents with similar levels of responsibility. Beginning on August 1, 2011, Mr. Price’s base salary will decrease from $980,000 to $900,000. This decrease, along with other compensation adjustments, was considered by the Compensation Committee to offset the estimated cost of travel by corporate jet from the United States to Bermuda as set forth in his amended and restated employment agreement. The other named executive officers’ base salaries were not changed in 2010.

Awards granted to our named executive officers under each of the Annual Incentive Plan, the 2010 Share Incentive Plan and the Executive Incentive Plan, as discussed below, are generally based on a specified percentage of base salary. Adjustments in base salary would generally be considered in determining the value of future awards under those plans.

Annual Incentive Plan

Our Annual Incentive Plan is structured to reward our named executive officers based on short-term corporate performance, subject to adjustment in the discretion of the Compensation Committee based on individual performance. The Compensation Committee established return on equity as the corporate performance measure under the Annual Incentive Plan for the years 2010 and 2011.

The Annual Incentive Plan provides for the determination of an aggregate bonus pool in respect of the prior year equal to the sum of all participants’ target bonuses, which is a percentage of the participants’ base salaries, multiplied by the performance bonus multiplier that applies based on return on equity for the year. The actual annual incentive bonuses payable to our named executive officers out of the bonus pool are determined in the discretion of the Compensation Committee and reflect the individual performance of the named executive officers.

In February 2010, the Compensation Committee confirmed its October 2009 determination that the 2010 target bonus for Mr. Price would be 150% of his base salary earned in 2010. The Compensation Committee also determined that the 2010 target bonus for each of Mr. Porter and Ms. Mitchell would be 125% of his or her base salary earned in 2010 and that the 2010 target bonus for each of Messrs. Lombardozzi and Krantz would be 100% of his base salary earned in 2010. A target bonus was also determined for Mr. Decleir in February 2010, prior to his appointment as Executive Vice President and Chief Financial Officer. In April 2010, in connection with such appointment, the Compensation Committee determined that the 2010 target bonus for Mr. Decleir would be increased to 75% of his base salary earned in 2010. Mr. Decleir’s increased target bonus level was determined based on his duties and responsibilities as the Company’s Executive Vice President and Chief Financial Officer and is consistent with the target bonus level of our other Executive Vice Presidents with similar levels of responsibility. The Compensation Committee also determined that the performance bonus multiplier for 2010 would be 100% if return on equity was between 10% and 13%, 0% if return on equity was below 4%, 50% to 100% if return on equity was between 4% and 10%, and 100% to 200% if return on equity was between 13% and 20% or more, in each case determined through straight-line interpolation.

At its February 2010 meeting, in addition to the financial objectives discussed above, the Compensation Committee approved non-financial individual objectives for the Chief Executive Officer for 2010 which included monitoring tax legislation that may be considered in the United States, monitoring developments that may suggest the need for alternative domiciles for the Company and Platinum Bermuda, maintaining our current A.M. Best and Standard & Poor’s ratings, continuing personal on-site meetings with investors, continuing the fostering of teamwork in the executive group by conducting at least two executive management meetings outside the United States and managing any excess capital that may have developed in 2010.

In October 2010, the Compensation Committee determined to pay all of our employees who participate in the Annual Incentive Plan, including the named executive officers, a discretionary bonus in cash prior to December 31, 2010 in an amount equal to up to 100% of their 2010 target bonuses under the Annual Incentive Plan if an estimate of return on equity for 2010 resulted in a performance bonus multiplier equal to or greater than 100%. This discretionary bonus equaled and offset the amount of the annual incentive bonus each employee would otherwise have received in February 2011 under the Annual Incentive Plan in respect of 2010 and was paid on or about December 30, 2010. The Compensation Committee determined that the payment of such discretionary bonus in December 2010 would provide a benefit to the Annual Incentive Plan participants, who would typically have been paid in the first quarter of 2011, with minimal impact on the Company.

At its meeting in February 2011, the Compensation Committee determined that return on equity for 2010 was 11.2% and thus the performance bonus multiplier for the year was 100%. In addition, the Chief Executive Officer made a recommendation to the Compensation Committee that Mr. Decleir receive an annual incentive bonus for 2010 equal to 75% of his earned base salary in 2010 multiplied by the performance bonus multiplier of 100%, that Mr. Lombardozzi receive an annual incentive bonus for 2010 equal to 100% of his earned base salary in 2010 multiplied by the performance bonus multiplier of 100%, and that each of Mr. Porter and Ms. Mitchell receive an annual incentive bonus for 2010 of 125% of his or her earned base salary in 2010 multiplied by the performance bonus multiplier of 100%. The Chief Executive Officer’s recommendation was based on our financial performance and reflects his assessment of the individual performance of each named executive officer. The Compensation Committee approved the Chief Executive Officer’s recommendation. The Compensation Committee also determined that Mr. Price substantially met his non-financial individual objectives for 2010. As a result, Mr. Price’s annual incentive bonus for 2010 was determined to be $1,470,000, which equals 150% of his earned base salary of $980,000 multiplied by the Company’s performance bonus multiplier of 100% for 2010. As described above, the actual amounts of the annual incentive bonuses received by the named executive officers in respect of 2010 were offset by the amount of the discretionary bonus paid to each named executive officer on or about December 30, 2010. As these amounts were equal, no additional amounts were paid in the first quarter of 2011. Mr. Krantz was not eligible to receive an annual incentive bonus under the Annual Incentive Plan in respect of 2010 because he was no longer employed by us at the time the annual incentive bonuses were paid. A discussion of separation and other payments made to Mr. Krantz in connection with his retirement is included below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Payments and Benefits to Mr. Krantz Upon Retirement.”

Pursuant to his employment agreement, Mr. Decleir’s annual incentive bonus would generally be paid half in share units and half in cash until he achieves his target share ownership level. In October 2010, the Compensation Committee determined that Mr. Decleir would receive an amount equal to up to 100% of his target annual incentive bonus in respect of 2010 in cash and the remainder in share units. Because the amount of Mr. Decleir’s annual incentive bonus for 2010 was equal to target, his annual incentive bonus would have been paid entirely in cash. The annual incentive bonus in respect of 2010 for each of our other named executive officers would have been paid entirely in cash because each had achieved his or her target share ownership level. As mentioned above, the discretionary bonuses paid in December 2010 were paid in cash.

In February 2011, the Compensation Committee determined that the 2011 target bonuses for the named executive officers would be the same percentage of base salary earned in 2011 as the 2010 target bonuses (150% for Mr. Price, 125% for each of Mr. Porter and Ms. Mitchell, 100% for Mr. Lombardozzi and 75% for Mr. Decleir). The Compensation Committee also determined that the range for the performance bonus multiplier for 2011 would be the same as the range for 2010 (0% to 200%).

The Compensation Committee also approved non-financial individual objectives for the Chief Executive Officer for 2011 at its February 2011 meeting, which include monitoring tax legislation that may be considered in the United States, monitoring developments that may suggest the need for alternative domiciles for the Company and Platinum Bermuda, maintaining our current A.M. Best and Standard & Poor’s ratings, continuing personal on-site meetings with investors, continuing the fostering of teamwork in the executive group by conducting at least two executive management meetings outside the United States and appropriately allocating capital to underwriting and investments and managing any excess capital that may develop in 2011.

Long-Term Incentives

2010 Share Incentive Plan.  The 2010 Share Incentive Plan, which replaced a predecessor plan and was approved by shareholders at our 2010 Annual Meeting, provides that the Compensation Committee has authority to grant equity awards in the form of restricted shares, share units, options to purchase Common Shares and share appreciation rights. These equity awards, which vest over time, focus our named executive officers on improving our share price over the long term and provide a significant retention incentive.

From time to time we grant equity awards under the 2010 Share Incentive Plan to our named executive officers, which typically vest over a number of years. Ordinarily, equity awards are made at the Compensation Committee’s February meeting. In recent years, equity awards have been made in the form of restricted shares or share units. The value of share units and restricted shares provides an incentive for our named executive officers to preserve and increase the Company’s share price and also provides a significant incentive to remain with the Company during the vesting period.

In July 2008, in connection with entering into a new employment agreement and the Compensation Committee’s review of the competitiveness of our executive officer compensation, Mr. Price received an award of 100,000 restricted shares which vest in equal installments on each of July 31, 2009, 2010 and 2011 (the first three anniversaries of the date of grant). This award had a value of approximately $3.6 million on the date of grant. In addition, in October 2009, in connection with an amendment of his employment agreement, Mr. Price received an award of 65,682 restricted shares which will vest in two equal installments on each of July 31, 2012 and 2013. This award had a value of approximately $2.4 million on the date of grant.

In July 2008, in connection with the Compensation Committee’s review of the competitiveness of our executive officer compensation, Messrs. Lombardozzi, Krantz and Porter and Ms. Mitchell received awards of restricted shares which vest in equal installments on each of July 24, 2009, 2010 and 2011, the first three anniversaries of the date of grant. Mr. Lombardozzi and Mr. Porter each received an award of 40,000 restricted shares valued at approximately $1.4 million on the date of grant; Ms. Mitchell received an award of 35,000 restricted shares valued at approximately $1.2 million on the date of grant; and Mr. Krantz received an award of 30,000 restricted shares valued at approximately $1.1 million on the date of grant. In addition, in April 2010, in connection with an additional review of executive officer compensation in 2009, Mr. Lombardozzi, Mr. Porter and Ms. Mitchell received awards of restricted shares valued at two times the executive officer’s base salary which vest in equal installments on each of July 24, 2012 and 2013. Mr. Lombardozzi and Mr. Porter each received an award of 27,226 restricted shares valued at approximately $1.0 million on the date of grant and Ms. Mitchell received an award of 25,865 restricted shares valued at approximately $950,000 on the date of grant. In making these awards, the Compensation Committee and the Chief Executive Officer desired to increase the retention and stability of our executive management team for the next several years and considered restricted shares to be the best form of equity award for this purpose. Because of the restricted share awards granted in July 2008 and April 2010, no equity awards were made to these named executive officers in February 2010 or February 2011.

In February 2010, prior to his promotion to the position of Chief Financial Officer, Mr. Decleir received an annual equity award of 2,711 share units valued at approximately $100,000 on the date of grant. In April 2010, in connection with his promotion, Mr. Decleir received an additional award of 5,772 share units valued at approximately $212,000 on the date of grant. Mr. Decleir’s employment agreement provides that, commencing in 2011, he will be eligible to receive annual equity awards under the 2010 Share Incentive Plan, each with a target value equal to 50% of his earned base salary. In February 2011, Mr. Decleir received an annual equity award of 4,580 share units valued at approximately $200,000, on the date of grant. Each of these share unit awards vests in equal annual installments on the first four anniversaries of the date of grant.

The named executive officers are credited with dividend equivalent rights in respect of share units held by them each time a dividend is paid on our Common Shares. These dividend equivalent rights are subject to the same vesting requirements as the share units and will be paid in cash upon vesting. Any dividends paid on our Common Shares during the vesting period in respect of restricted shares held by a named executive officer are paid to such named executive officer in cash at the time the dividend is paid.

Equity Award Policy.  The 2010 Share Incentive Plan provides that equity awards may be granted by the Compensation Committee, by an officer of the Company pursuant to delegation of authority by the Compensation Committee and, for grants to nonemployee directors, by the Board. In order to provide uniformity among awards, and to establish certainty with respect to certain award terms, in October 2006 the Compensation Committee adopted an equity award policy that applies to all awards made under the 2010 Share Incentive Plan to nonemployee directors (other than formula grants, the timing of which is predetermined), executive officers and other employees (including equity awards made pursuant to our Annual Incentive Plan and Executive Incentive Plan).

The equity award policy provides that, in general, awards shall be granted to eligible persons once per year, at a meeting of the Compensation Committee (or, in the case of awards to nonemployee directors, the Board) held around the time of the public release of our year-end financial results in February. Awards may also be granted at other times if the Compensation Committee or the Board determines necessary, provided that the date of grant and fair market value of any such awards shall be determined in accordance with the equity award policy, as described below.

The equity award policy provides that each award shall have a date of grant and fair market value that are determined in a consistent manner and that the date of grant of each award may be any day falling within our “open window” periods for securities trading on or after the date the award is made. The fair market value, for purposes of determining the initial value of an award, including the exercise price of an award of options, is determined using the closing sales price of our Common Shares on the trading day immediately preceding the date of grant. The equity award policy is designed to ensure that the value of each award, which is based on the market price of our Common Shares, is determined at a time when there is no material non-public information relating to the Company and when our most recent financial results have been released to the public, with the opportunity for those results to be disseminated to the market over at least one full business day and reflected in the market price of our Common Shares. We believe that this removes any concern that material non-public information could be a factor in the timing and consequent valuation of equity awards.

The equity award policy also documents the Compensation Committee’s delegation of authority to make awards. This delegation authorizes the Chief Executive Officer to grant awards to our employees or prospective employees with the title of Vice President or below, provided that the maximum number of Common Shares that the Chief Executive Officer may grant in any calendar year may not exceed 10,000 Common Shares to any one individual or 50,000 Common Shares to all such individuals. For purposes of calculating these maximums, each Common Share that may be issued pursuant to an award of options will be deemed to be one Common Share, and each Common Share that may be issued pursuant to an award of restricted shares or share units will be deemed to be 2.67 Common Shares (for example, an award of 1,000 share units would be deemed to be 2,670 Common Shares). The policy provides that the Chief Executive Officer may grant awards at any time that he determines to be necessary under the circumstances, provided that the date of grant and fair market value of any such awards shall be determined as described above.

The equity award policy provides that once a date of grant has been specified for an award, it may not be changed. Also, promptly following the date of grant of an award, an award agreement, which shall identify the date of grant and the fair market value, the vesting and the term, and any other relevant terms and conditions of the award, shall be prepared and signed by the Company and the recipient. These provisions are designed to avoid any ambiguity regarding the terms of an award.

Executive Incentive Plan.  Our compensation program includes as an important element a long-term incentive for our named executive officers that measures performance over a three-year period in the form of share unit awards made under our Executive Incentive Plan in conjunction with our 2010 Share Incentive Plan. Our Executive Incentive Plan focuses our executive officers on profitability over a longer term than our Annual Incentive Plan, which is oriented toward single-year results. We believe that a portion of the compensation earned by our executive officers should be based upon the multi-year financial impact of their decisions. A longer term view is important for the success of our casualty business where, due to the greater time lag between the occurrence, reporting and payment of claims (as compared with property damage claims), results are not known for several years. We also believe that the Executive Incentive Plan provides a significant benefit in the retention of named executive officers over time. Average return on equity is the performance measure under the Executive Incentive Plan for each performance cycle.

The Executive Incentive Plan provides for awards of share units pursuant to the terms of the Executive Incentive Plan and the 2010 Share Incentive Plan. The number of share units awarded is determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. After the completion of the three-year performance cycle and determination of the average return on equity, the number of share units will be multiplied by the performance percentage that applies based on that average return on equity for the cycle. In February 2010, for the 2010-2012 performance cycle, the Compensation Committee granted an award of share units to Messers. Krantz, Lombardozzi, Porter and Price and Ms. Mitchell with a value approximately equal to 100% of their 2010 base salaries. The Compensation Committee also determined that the share units will be multiplied by a performance percentage of 0% for average return on equity of less than 6% and 1% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation.

In February 2011, the Compensation Committee granted an award of share units under the Executive Incentive Plan for the 2011-2013 performance cycle to Messers. Lombardozzi, Porter and Price and Ms. Mitchell with a value equal to 100% of their 2011 base salaries and to Mr. Decleir with a value equal to 75% of his 2011 base salary. The Compensation Committee considered Mr. Decleir’s level of experience in the role of Chief Financial Officer when making this award. The Compensation Committee also determined that the share units will be multiplied by a performance percentage of 0% for average return on equity of less than 6% and 1% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation.

Although the Executive Incentive Plan provides that share units may be paid in cash, Common Shares or a combination of cash and Common Shares as determined by the Compensation Committee in its sole discretion, pursuant to their terms, all share units awarded under the Executive Incentive Plan in February 2010 and earlier will be paid in Common Shares by multiplying the number of share units awarded by the applicable performance percentage and converting that number of share units into Common Shares on a one-to-one basis. In October 2010, the Compensation Committee determined that it would consider making share unit awards under our Executive Incentive Plan that provide for payment in cash, provided that the award recipient has achieved his or her target share ownership level at the time the award is granted. Accordingly, share units awarded under the Executive Incentive Plan in February 2011 to all of our named executive officers other than Mr. Decleir (who has not yet met his target ownership level) will be paid in cash by multiplying the number of share units awarded by the applicable performance percentage and the fair market value of our Common Shares on the vesting date. In general, vesting of Executive Incentive Plan awards is conditioned upon the continued employment of the participant. Share units awarded under the Executive Incentive Plan do not carry dividend equivalent rights.

The share unit awards made to each of Messrs. Price, Krantz, Lombardozzi and Porter and Ms. Mitchell under the Executive Incentive Plan for the 2007-2009 performance cycle vested in February 2010. In February 2010, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, average return on equity over the 2007-2009 performance cycle was greater than 18%, resulting in a payout to each of these named executive officers of that number of Common Shares equal to the number of share units awarded for the performance cycle multiplied by the maximum performance percentage for the performance cycle of 200%.

In February 2005, the Compensation Committee made awards to Messrs. Price and Lombardozzi and Ms. Mitchell under the Executive Incentive Plan with a five year performance cycle, to be paid in Common Shares with a value based on the achievement of certain returns on equity and a percentage of the named executive officer’s average base salary over the performance cycle. These awards for the 2005-2009 performance cycle vested in February 2010. In February 2010, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, average return on equity over the 2005-2009 performance cycle was 13.6%, resulting in a payout to each of these named executive officers of that number of Common Shares equal to his or her average base salary over the five year period covered by the award multiplied by the performance percentage for the performance cycle of 118.4% for Mr. Price and 44.4% for Mr. Lombardozzi and Ms. Mitchell, divided by the fair market value per share on the vesting date of $36.90 per share.

The share unit awards made to each of Messrs. Price, Lombardozzi and Porter and Ms. Mitchell under the Executive Incentive Plan for the 2008-2010 performance cycle vested in February 2011. In February 2011, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, average return on equity over the 2008-2010 performance cycle was 15.5%, resulting in a payout to each of these named executive officers of that number of Common Shares equal to the number of share units awarded for the performance cycle multiplied by the performance percentage for the performance cycle of 159.1%.

Perquisites

All of our named executive officers except for Ms. Mitchell, who is the President and Chief Executive Officer of Platinum US, are expatriate employees based in Bermuda. We follow the practice of many Bermuda companies of providing allowances to and paying certain expenses of expatriate executives, including housing and automobile allowances and costs of airfare for a specified number of visits by them and their families to their home countries. The amounts paid in respect of these allowances are driven primarily by market conditions in Bermuda and the income taxes that may be assessed on such allowances. We also pay the membership fees associated with a club membership in Bermuda, which fees did not exceed $8,015 for any named executive officer in 2010.

In connection with the amendment and restatement of his employment agreement in July 2010, Mr. Price agreed to reduce his base salary, which also reduces the value of his target bonus and the target value of his Executive Incentive Plan awards, and to reduce his housing allowance and eliminate other expatriate benefits he currently receives, effective in August 2011. The Compensation Committee considered that these actions offset the estimated cost to us of providing Mr. Price with round trip travel by corporate jet on up to twenty-four occasions per calendar year between his home in the United States and our corporate headquarters in Bermuda, which we will begin providing in August 2011.

In connection with his repatriation to the United States and employment by PASI beginning in September 2011, Mr. Lombardozzi’s expatriate benefits, including his housing and automobile allowances and home leave benefit, will be discontinued.

Other Items Comprising All Other Compensation

In addition to the elements of compensation discussed above, we make employer contributions to our various qualified and non-qualified defined contribution savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers. We do not have a defined benefit pension plan or any supplemental retirement benefits.

As a result of the enactment of Section 457A of the Internal Revenue Code, the non-qualified retirement savings plan of Platinum US was amended in 2008 to provide that our Bermuda-based named executive officers who are also United States taxpayers (Messrs. Price, Lombardozzi, Porter and Krantz) are, or were, not eligible to participate therein for any periods after December 31, 2008. Instead, each of those named executive officers receives or received an amount in cash equal to the amount we would have contributed to the non-qualified retirement savings plan for him.

Other Considerations

Benefits Upon Termination of Employment

Employment Agreements.  Each of our named executive officers also has an employment agreement that provides for a lump-sum separation payment and certain other severance benefits in the event that his or her employment is terminated by us without cause or by the executive for good reason or upon expiration of the term of employment. These benefits are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Severance Arrangements Under Employment Agreements” below. These provisions were included in the employment agreements in order to attract qualified professionals and we believe that the provisions have continued utility for us in that the separation payment that is required to be made to each of our named executive officers is fixed in advance at a reasonable level and is payable only upon execution of a release by the named executive officer in favor of us. In addition, the lump-sum separation payment is approximately equal to one year’s base salary and target bonus, which we believe is a reasonable length of time for the named executive officer to secure employment in an equivalent executive position.

Accelerated Vesting.  As discussed above under “Retention,” our long-term incentives are subject to delayed vesting coupled with forfeiture for certain departures prior to vesting. These awards are also subject to accelerated vesting or prorated payment in the circumstances described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Accelerated Vesting and Prorated Payment of Incentives” below. These circumstances include a termination of employment after a change in control, death or disability, and termination of employment by us without cause or by the named executive officer with good reason, among other circumstances. We believe that these acceleration and proration provisions preserve previously-earned long-term incentive compensation, protect against uncertainty in change in control situations and promote named executive officer dedication and stability by reducing economic concerns in times of personal and Company change.

Change in Control Severance Plan.  Each of the named executive officers is entitled to certain severance benefits under the CIC Plan in the event of a termination of employment by us without cause or by the executive for good reason during the two-year period following a change in control. Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits. We believe that the CIC Plan secures the continued services, dedication and objectivity of our named executive officers in the event of any possible or actual change in control without concern as to whether such named executive officers might be hindered or distracted by personal uncertainties regarding their continued employment and risks created thereby. These severance benefits are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Severance Plan” below.

U.S. Tax Related Considerations

Section 162(m) of the Internal Revenue Code imposes a limitation of $1 million per year on the United States corporate income tax deduction for compensation paid to our named executive officers that are employees of our United States-based subsidiaries. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” Of our named executive officers, only Ms. Mitchell is employed by one of our United States-based subsidiaries. The 2010 Share Incentive Plan was designed to meet the requirements for performance-based compensation. Our Section 162(m) Performance Incentive Plan, which can be utilized for incentive compensation awards to Ms. Mitchell under the Annual Incentive Plan and the Executive Incentive Plan, was also designed to meet the requirements for performance-based compensation. Nevertheless, the Compensation Committee retains the flexibility under circumstances that it considers appropriate to pay compensation that may not be deductible by our United States-based subsidiaries under Section 162(m).

Conclusion

Our compensation program provides our named executive officers with an opportunity to ultimately earn total annual compensation equal to approximately three to five times their base salaries if financial targets are met and up to a maximum of approximately four to seven times their base salaries for superior financial results. Taken together, the elements of the program are designed to achieve several goals. Base salary, which is paid throughout the year in cash, provides a current stream of income to our named executive officers. Our Annual Incentive Plan promotes the achievement of short-term financial results. The Executive Incentive Plan promotes the achievement of long-term financial results over a multi-year period. All of the other long-term incentives are paid in Common Shares to promote a focus on the preservation and appreciation of our share price over time. Our compensation program is also designed to provide significant retention incentives by paying compensation that we believe is competitive in the industry and that vests over time. All of these elements work together, providing a balanced approach to achieving our business goal of attractive long-term returns for our shareholders, while establishing us as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance.

Summary Compensation Table

The following table sets forth information relating to compensation of the Chief Executive Officer, the Chief Financial Officers who served during the fiscal year ended December 31, 2010 and our three next most highly compensated executive officers for 2010 who were serving as executive officers at the end of the fiscal year ended December 31, 2010, collectively referred to in this proxy statement as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Michael D. Price	2010	980,000	1,470,000	980,027	—	—	659,077	4,089,104
President and Chief Executive	2009	750,000	—	3,129,002	—	3,000,000	634,737	7,513,739
Officer of the Company	2008	750,000	—	4,360,005	—	1,500,000	621,748	7,231,753

Allan C. Decleir	2010	296,667	222,500	312,041	—	—	233,943	1,065,151
Executive Vice President (since April 29, 2010) and
Chief Financial Officer (since June 1, 2010) of the Company

Robert S. Porter	2010	500,000	625,000	1,500,043	—	—	528,767	3,153,810
Chief Executive Officer of	2009	500,000	—	500,000	—	1,250,000	519,834	2,769,834
Platinum Bermuda	2008	487,500	—	1,938,889	212,504	487,500	508,371	3,634,764

Michael E. Lombardozzi	2010	500,000	500,000	1,500,043	—	—	578,694	3,078,737
Executive Vice President,	2009	500,000	—	500,000	—	1,000,000	572,181	2,572,181
General Counsel, Chief Administrative Officer and Secretary of the Company	2008	494,583	—	1,992,008	233,754	494,583	579,851	3,794,779

H. Elizabeth Mitchell	2010	475,000	593,750	1,425,035	—	—	72,530	2,566,315
President and Chief Executive	2009	475,000	—	475,017	—	1,187,500	64,332	2,201,849
Officer of Platinum US	2008	466,667	—	1,762,939	212,504	466,667	56,392	2,965,169

James A. Krantz	2010	259,359	—	425,014	—	—	626,334	1,310,707
Executive Vice President (through	2009	425,000	—	425,023	—	850,000	362,194	2,062,217
August 10, 2010) and	2008	415,000	150,000	1,621,994	136,877	155,625	367,606	2,847,102
Chief Financial Officer (through May 31, 2010) of the Company

(1)	The amounts shown in the Bonus column for 2010 represent discretionary bonuses paid on or about December 30, 2010. As described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Plan,” the discretionary bonuses equaled and offset 100% of the annual incentive bonuses in respect of 2010 that would have been paid pursuant to the Annual Incentive Plan in the first quarter of 2011. The amount shown in the Bonus column for Mr. Krantz for 2008 represents the amount paid to Mr. Krantz on March 31, 2008 pursuant to the Retention Bonus Plan that was adopted by our Board in March 2007.

(2)	The amounts shown in the Stock Awards column represent the aggregate grant date fair value of share unit and restricted share awards granted to the named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of stock awards are discussed in Note 12 to the consolidated financial statements contained in our 2010 Form 10-K. Includes the grant date fair value of performance-based share unit awards made to each of our named executive officers under the Executive Incentive Plan in 2010, 2009 and 2008. The maximum value as of the grant date for Executive Incentive Plan awards made in 2010 for the 2010-2012 performance cycle was as follows: Mr. Price: $1,960,054; Mr. Porter: $1,000,064; Mr. Lombardozzi: $1,000,064; Ms. Mitchell: $950,027; and Mr. Krantz: $850,028. Upon his retirement on August 10, 2010, Mr. Krantz forfeited 7,676 share units and 10,000 restricted shares which were not vested at the time of his retirement. The maximum value as of the grant date for Executive Incentive Plan awards made in 2009 for the 2009-2011 performance cycle was as follows: Mr. Price: $1,499,999; Mr. Porter: $1,000,000; Mr. Lombardozzi: $1,000,000; Ms. Mitchell: $950,034; and Mr. Krantz: $850,046. The maximum value as of the grant date for awards made pursuant to the Executive Incentive Plan in 2008 for the 2008-2010 performance cycle was as follows: Mr. Price: $1,500,010; Mr. Porter: $637,560; Mr. Lombardozzi: $701,262; Ms. Mitchell: $637,560; and Mr. Krantz: $547,537.

(3)	The amounts shown in the Option Awards column represent the aggregate grant date fair value of option awards granted to the named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of option awards are discussed in Note 12 to the consolidated financial statements contained in our 2010 Form 10-K. Upon his retirement on August 10, 2010, Mr. Krantz forfeited 7,441 options originally granted on May 30, 2007 and 9,388 options originally granted on February 21, 2008 which were not vested at the time of his retirement.

(4)	The amounts for 2010 include:

	Michael D.	Allan C.	Robert S.	Michael E.	H. Elizabeth	James A.
	Price	Decleir	Porter	Lombardozzi	Mitchell	Krantz

Housing allowance	$480,000	$170,000	$432,000	$480,000	$—	$168,000
401(k) and non-qualified plan contributions and cash paid in lieu thereof	98,000	29,667	50,000	50,000	47,500	8,500
Separation payments	—	—	—	—	—	273,205
Consulting fees	—	—	—	—	—	133,333
Relocation expenses	—	—	—	—	—	17,441
Personal financial, legal or tax advice fees	3,080	—	—	9,770	—	5,000
Personal tax payments	—	—	—	—	334	—
Automobile allowance	8,400	8,400	8,400	8,400	—	4,900
Dividends paid on stock awards	37,018	1,332	18,381	19,342	24,696	7,536
Home leave and other personal travel expenses	24,429	16,844	11,971	10,732	—	3,736
Club fees	7,700	7,700	8,015	—	—	4,683
Credit card fees	450	—	—	450	—	—

Total All Other Compensation	$659,077	$233,943	$528,767	$578,694	$72,530	$626,334

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2010

The following table shows the equity and non-equity awards granted to the named executive officers under our equity and non-equity incentive plans as well all other share and option awards during the fiscal year ended December 31, 2010.

								All Other
								Stock	Grant
								Awards:	Date Fair
								Number of	Value of
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Stock and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)

Michael D. Price	2/22/10(1)	$735,000	$1,470,000	$2,940,000
	2/22/10(2)				266	26,559	53,118		$980,027

Allan C. Decleir	2/22/10(1)	$55,625	$111,250	$222,500	$55,625	$111,250	$222,500
	2/22/10(3)							2,711	$100,036
	4/29/10(3)							5,772	$212,006

Robert S. Porter	2/22/10(1)	$312,500	$625,000	$1,250,000
	2/22/10(2)				136	13,551	27,102		$500,032
	4/29/10(4)							27,226	$1,000,011

Michael E. Lombardozzi	2/22/10(1)	$250,000	$500,000	$1,000,000
	2/22/10(2)				136	13,551	27,102		$500,032
	4/29/10(4)							27,226	$1,000,011

H. Elizabeth Mitchell	2/22/10(1)	$296,875	$593,750	$1,187,500
	2/22/10(2)				129	12,873	25,746		$475,014
	4/29/10(4)							25,865	$950,021

James A. Krantz	2/22/10(1)	$212,500	$425,000	$850,000
	2/22/10(2)				116	11,518	23,036		$425,014

(1)	Awards made pursuant to the Annual Incentive Plan in respect of 2010. The terms of the Annual Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Plan.” The threshold amounts were calculated assuming payout of the awards based on achievement of 4% return on equity for 2010, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers would not have received any payments under these awards if return on equity were less than 4%. Amounts reported in columns (c) — (h) represent estimated possible payouts. As described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Plan,” the discretionary bonuses paid to our named executive officers on December 30, 2010 equaled and offset the annual incentive bonuses in respect of 2010 that would have been paid pursuant to the Annual Incentive Plan in the first quarter of 2011. The actual amounts of the discretionary bonus are as reported in the Summary Compensation Table in column (d), Bonus.

(2)	Awards made pursuant to the Executive Incentive Plan for the 2010-2012 performance cycle. The terms of the Executive Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Executive Incentive Plan.” The threshold amounts were calculated assuming payout of the awards based on achievement of 6% average return on equity for the 2010-2012 performance cycle, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers will not receive any payments under these awards if return on equity is less than 6%.

(3)	Information relates to share units granted to Mr. Decleir in 2010 under the 2006 Share Incentive Plan and the 2010 Share Incentive Plan. The share units vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	Information relates to restricted shares granted to Mr. Porter, Mr. Lombardozzi and Ms. Mitchell in 2010 under the 2010 Share Incentive Plan. The restricted shares vest in two equal annual installments on each of July 24, 2012 and 2013.

Employment Agreements and Arrangements with Named Executive Officers

The awards and other compensation items set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table are described in more detail above under “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement. Following is a description of the material terms of our employment agreements and arrangements with each of our named executive officers except for severance arrangements, which are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Severance Arrangements under Employment Agreements” below.

Michael D. Price

Mr. Price entered into an amended and restated employment agreement with us dated July 22, 2010 pursuant to which he serves as our Chief Executive Officer. The term of Mr. Price’s employment under his employment agreement commenced on July 22, 2010 and will end on July 31, 2013 (which date will be automatically extended from year to year unless written notice is provided by one party to the other, at least one hundred and twenty days prior to the end of the term, that the term shall not be extended). Pursuant to his employment agreement, Mr. Price receives a base salary at the rate of $980,000 per year through July 31, 2011 and will receive a base salary at the rate of $900,000 per year beginning on August 1, 2011. Mr. Price is also eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 150% of earned base salary and a range of 0% to 200% of target, depending upon the achievement of performance objectives established under the Annual Incentive Plan, provided that the Compensation Committee in its sole discretion will determine the actual annual incentive bonus paid to Mr. Price. Mr. Price’s employment agreement also provides that on or prior to February 28 of each calendar year during the term of the agreement, he will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Price is required to maintain ownership of 100,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives a housing and automobile allowance of $40,700 per month through July 31, 2011, a housing allowance of $10,000 per month thereafter and reimbursement for first-class roundtrip air travel for him and his family to the United States on up to four occasions in 2010 and up to two occasions in 2011 through July 31, 2011, and he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives. Beginning on August 1, 2011, we will provide Mr. Price with travel by corporate jet for up to 24 round trips per year (prorated for any partial calendar year) for travel between Mr. Price’s home in the United States and our corporate headquarters.

Allan C. Decleir

Mr. Decleir entered into an employment agreement with us dated April 29, 2010 in connection with his appointment as our Executive Vice President effective April 29, 2010 and Chief Financial Officer effective June 1, 2010. The term of Mr. Decleir’s employment under his employment agreement commenced on April 29, 2010 and will end on April 29, 2013 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other at least thirty days prior to the end of the current term, that the term shall not be so extended). Pursuant to his employment agreement, Mr. Decleir receives a base salary at the rate of $325,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 75% of earned base salary and a range of 0% to 200% of target, depending upon the achievement of performance objectives established under the Annual Incentive Plan. In February 2011, Mr. Decleir’s base salary was increased to the rate of $375,000 per year as of March 1, 2011. The annual incentive bonus will be payable 50% in Common Shares and 50% in cash until Mr. Decleir meets his target share ownership level; thereafter, the annual incentive bonus will be payable 100% in cash. Pursuant to his employment agreement, on April 29, 2010, Mr. Decleir received an award of 5,772 share units under the

2010 Share Incentive Plan valued at approximately $212,000 on the date of grant. This award will vest in four equal installments on April 29 of each of 2011, 2012, 2013 and 2014. Mr. Decleir’s employment agreement also provides that, commencing in 2011, it is expected that Mr. Decleir will be eligible to receive annual equity awards under the 2010 Share Incentive Plan with a target equal to 50% of his earned base salary and that he will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 50% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Decleir is required to accumulate 30,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives a housing and automobile allowance of $15,700 per month and reimbursement for business class roundtrip air travel to Brazil for him and his family on up to three occasions per year, and he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Robert S. Porter

Mr. Porter entered into an amended and restated employment agreement dated October 27, 2010 with Platinum Bermuda pursuant to which he serves as Chief Executive Officer of Platinum Bermuda. The term of Mr. Porter’s employment under his employment agreement commenced on March 1, 2006 and will end on July 31, 2013 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be so extended). Pursuant to his employment agreement, Mr. Porter receives a base salary at the rate of $500,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 125% of base salary and a range of 0% to 200% of target, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Mr. Porter’s employment agreement also provides that he will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Porter is required to maintain ownership of 50,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives a housing and living and automobile allowance of $36,700 per month and reimbursement for first-class roundtrip air travel to the United States for him and his family on up to four occasions per year, and he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Michael E. Lombardozzi

Mr. Lombardozzi entered into an amended and restated employment agreement with us dated July 22, 2010 pursuant to which he serves as our Executive Vice President, Chief Administrative Officer and General Counsel. The term of Mr. Lombardozzi’s employment under this employment agreement commenced on November 1, 2005 and will terminate on August 31, 2011. Pursuant to his employment agreement, Mr. Lombardozzi receives a base salary at the rate of $500,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of target, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Mr. Lombardozzi’s employment agreement also provides that he will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Lombardozzi is required to maintain ownership of 50,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives a housing and automobile allowance of $40,700 per month and reimbursement for first-class roundtrip air travel to the United States for him and his family on up to four occasions per year (prorated for any partial year during the term), and he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Mr. Lombardozzi’s current employment agreement provides that PASI and Mr. Lombardozzi will enter into an employment agreement effective September 1, 2011, pursuant to which Mr. Lombardozzi will serve as Chief Executive Officer and Chief Legal Officer of PASI and will be principally based in the offices of PASI located in Stamford, Connecticut. The term of Mr. Lombardozzi’s employment under his employment agreement with PASI will end on September 1, 2013 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be so extended). In connection with the commencement of Mr. Lombardozzi’s employment with PASI, PASI will reimburse Mr. Lombardozzi up to a maximum of $50,000 for the costs and expenses incurred by him in connection with the relocation of his family from Bermuda. Pursuant to his employment agreement with PASI, Mr. Lombardozzi will receive the same base salary and will be eligible to receive the same annual incentive bonus under the Annual Incentive Plan and target annual award opportunity under the Executive Incentive Plan as he receives under his current employment agreement. In addition, he will be required to maintain ownership of 50,000 Common Shares in accordance with our share ownership guidelines. Mr. Lombardozzi will no longer receive expatriate benefits, including a housing or automobile allowance or reimbursement for air travel to the United States for him and his family, but he will continue to be eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

H. Elizabeth Mitchell

Ms. Mitchell entered into an amended and restated employment agreement dated October 27, 2010 with Platinum US pursuant to which she serves as President and Chief Executive Officer of Platinum US. The term of Ms. Mitchell’s employment under her employment agreement commenced on October 27, 2010 and will end on July 31, 2013 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be so extended). Pursuant to her employment agreement, Ms. Mitchell receives a base salary at the rate of $475,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 125% of base salary and a range of 0% to 200% of target, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Ms. Mitchell’s employment agreement also provides that she will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 100% of her base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Ms. Mitchell is required to maintain ownership of 50,000 Common Share in accordance with our share ownership guidelines. In addition, she is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

James A. Krantz

Mr. Krantz entered into an employment agreement with us dated June 1, 2007 pursuant to which he served as our Executive Vice President and Chief Financial Officer. The term of Mr. Krantz’s employment under his employment agreement commenced on June 1, 2007 and ended on April 29, 2010, when it was superseded by the Retirement Agreement as described below. Pursuant to his employment agreement, Mr. Krantz received a base salary at a minimum rate of $365,000 per year and was eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 75% of earned base salary and a range of 0% to 200% of target, depending upon the achievement of performance criteria established under the Annual Incentive Plan. In July 2008, Mr. Krantz’s base salary was increased to the rate of $425,000 per year as of March 1, 2008 and his target for the annual incentive bonus pursuant to the Annual Incentive Plan was increased to 100% of earned base salary with a range of 0% to 200% of target with respect to awards made in respect of 2009 and future years. Mr. Krantz’s employment agreement also provided that he would participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if we achieved certain performance objectives over a multi-year period. In July 2008, Mr. Krantz’s target annual award opportunity under the Executive Incentive Plan was increased to 100% of his base salary for awards made in respect of 2009 and future years. Mr. Krantz was also required to accumulate 30,000 Common Shares in accordance with our share ownership guidelines. In addition, he received certain expatriate benefits, including housing and automobile allowances, to compensate for the costs of living in Bermuda.

Mr. Krantz resigned as Chief Financial Officer on May 31, 2010 and retired from the Company on August 10, 2010 (the “Retirement Date”). On April 29, 2010 in connection with his retirement, Mr. Krantz entered into a letter agreement with the Company dated April 29, 2010 (the “Retirement Agreement”), which superseded his employment agreement, and a consulting agreement with PASI dated April 29, 2010 (the “Consulting Agreement”). Pursuant to the Retirement Agreement, during the transition period from April 29, 2010 to the Retirement Date, Mr. Krantz continued to receive a base salary at the rate of $425,000 per year and to participate in our employee benefit plans, arrangements and perquisites and he continued to receive a housing and automobile allowance of $24,700 per month through July 31, 2010. The Retirement Agreement and the Consulting Agreement are more fully described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Payments and Benefits to Mr. Krantz Upon Retirement.”

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information with respect to the named executive officers concerning the outstanding equity awards held as of December 31, 2010.

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
				Equity						Awards:	Market
				Incentive						Number of	or Payout
				Plan						Unearned	Value of
				Awards:					Market	Shares,	Unearned
	Number of	Number of		Number of			Number of		Value of	Units or	Shares,
	Securities	Securities		Securities			Shares or		Shares or	Other	Units or
	Underlying	Underlying		Underlying			Units of		Units of	Rights	Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested(1)	Vested	Vested(1)
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)

Michael D. Price										35,172 (2)	$1,581,685
							33,334	(3)	$1,499,030
										52,356 (4)	$2,354,449
							65,682	(5)	$2,953,720
										53,118 (6)	$2,388,716

Allan C. Decleir	10,000	—			$27.62	05/31/2013
	3,068	—			$30.58	02/27/2016
	3,684	1,227	(7)		$34.34	05/29/2017	601	(8)	$27,027
	2,573	2,572	(9)		$33.92	02/20/2018	1,106	(10)	$49,737
							2,618	(11)	$117,731
							2,711	(12)	$121,914
							5,772	(13)	$259,567

Robert S. Porter	10,673	—			$30.75	02/23/2015
	58,253	—			$30.58	02/27/2016
	37,947	12,649	(7)		$34.34	05/29/2017	6,188	(8)	$278,274
	14,575	14,575	(9)		$33.92	02/20/2018	6,265	(10)	$281,737
										14,950 (2)	$672,302
							13,334	(14)	$599,630
										34,904 (4)	$1,569,633
							27,226	(15)	$1,224,353
										27,102 (6)	$1,218,777

Michael E. Lombardozzi	24,394	—			$30.75	02/23/2015
	44,643	14,881	(7)		$34.34	05/29/2017	7,280	(8)	$327,382
	16,033	16,032	(9)		$33.92	02/20/2018	6,892	(10)	$309,933
										16,443 (2)	$739,442
							13,334	(14)	$599,630
										34,904 (4)	$1,569,633
							27,226	(15)	$1,224,353
										27,102 (6)	$1,218,777

H. Elizabeth Mitchell	24,394	—			$30.75	02/23/2015
	26,059	—			$30.58	02/27/2016
	58,818	19,605	(7)		$34.34	05/29/2017	9,592	(8)	$431,352
	14,575	14,575	(9)		$33.92	02/20/2018	6,265	(10)	$281,737
										14,950 (2)	$672,302
							11,668	(14)	$524,710
										33,160 (4)	$1,491,205
							25,865	(15)	$1,163,149
										25,746 (6)	$1,157,798

James A. Krantz	—	—		—	—	—	—		—	—	—

(1)	Calculated by multiplying the number of shares or share units by $44.97, the closing price of our Common Shares on December 31, 2010.

(2)	Share units which vest on February 21, 2011, subject to satisfaction of performance criteria for the 2008-2010 performance cycle. Because the performance cycle has completed, the number of share units is based on the actual average annual return on equity achieved during the performance period of 15.5%.

(3)	Unvested portion remaining from award of restricted shares originally vesting in three equal annual installments on July 31, 2009, 2010 and 2011.

(4)	Share units which vest on February 23, 2012, subject to satisfaction of performance criteria for the 2009-2011 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(5)	Restricted shares which vest in two equal annual installments on July 31, 2012 and 2013.

(6)	Share units which vest on February 22, 2013, subject to satisfaction of performance criteria for the 2010-2012 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(7)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on February 21, 2008, 2009, 2010 and 2011.

(8)	Unvested portion remaining from award of share units originally vesting in two equal annual installments on February 21, 2010 and 2011.

(9)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on February 21, 2009, 2010, 2011 and 2012.

(10)	Share units which vest in two equal annual installments on February 21, 2011 and 2012.

(11)	Unvested portion remaining from award of share units originally vesting in four equal annual installments on February 23, 2010, 2011, 2012 and 2013.

(12)	Share units which vest in four equal annual installments on February 22, 2011, 2012, 2013 and 2014.

(13)	Share units which vest in four equal annual installments on April 29, 2011, 2012, 2013 and 2014.

(14)	Unvested portion remaining from award of restricted shares originally vesting in three equal annual installments on July 24, 2009, 2010 and 2011.

(15)	Restricted shares which vest in two equal annual installments on July 24, 2012 and 2013.

Option Exercises and Stock Vested for Fiscal Year-End 2010

The following table sets forth information with respect to the named executive officers concerning option exercises and share units and restricted shares vested on an aggregated basis for the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise(1)	Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Michael D. Price(3)	—	—	104,599	$3,934,923
Allan C. Decleir(4)	—	—	1,883	$69,666
Robert S. Porter(5)	100,000	$1,666,500	39,942	$1,508,792
Michael E. Lombardozzi(6)	144,105	$2,334,670	48,692	$1,832,285
H. Elizabeth Mitchell(7)	—	—	50,417	$1,893,234
James A. Krantz(8)	63,218	$635,569	65,012	$2,649,805

(1)	The value realized on exercise is calculated by multiplying the number of Common Shares acquired on exercise by the difference between the closing price of our Common Shares on the date of exercise and the exercise price of the option.

(2)	The value realized on vesting is calculated by multiplying the number of Common Shares acquired on vesting by the closing price of our Common Shares on the vesting date or, with respect to share units which vested on a weekend or holiday, the trading date immediately preceding the vesting date.

(3)	On February 21, 2010, Mr. Price acquired 48,050 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2007-2009 performance cycle originally granted to him on May 30, 2007. The closing price of our Common Shares on February 19, 2010 (the trading date immediately preceding the vesting date) was $36.90 per share. On February 22, 2010, Mr. Price acquired 23,216 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2005-2009 performance cycle originally granted to him on February 22, 2005. The closing price of our Common Shares on February 22, 2010 was $37.01 per share. On July 31, 2010, Mr. Price acquired 33,333 Common Shares on vesting of the second of three equal annual installments of an award of 100,000 restricted shares originally granted to him on August 1, 2008. The closing price of our Common Shares on July 30, 2010 (the trading date immediately preceding the vesting date) was $39.08 per share.

(4)	On February 21, 2010, Mr. Decleir acquired 601 Common Shares on vesting of the first of two annual installments of an award of 1,202 share units originally granted to him on May 30, 2007. The closing price of our Common Shares on February 19, 2010 (the trading date immediately preceding the vesting date) was $36.90 per share. On February 23, 2010, Mr. Decleir acquired 873 Common Shares on vesting of the first of four annual installments of an award of 3,491 share units originally granted to him on February 23, 2009. The closing price of our Common Shares on February 23, 2010 was $36.88 per share. On February 28 2010, Mr. Decleir acquired 409 Common Shares on vesting of the second of two annual installments of an award of 818 share units originally granted to him on February 28, 2006. The closing price of our Common Shares on February 26, 2010 (the trading date immediately preceding the vesting date) was $37.39 per share.

(5)	On July 23, 2010, Mr. Porter exercised 50,000 options with an exercise price of $22.50 per share. The closing price of our Common Shares on July 23, 2010 was $39.52 per share. On October 29, 2010, Mr. Porter exercised 50,000 options with an exercise price of $26.74 per share. The closing price of our Common Shares on October 29, 2010 was $43.05 per share. On February 21, 2010, Mr. Porter acquired 6,189 Common Shares on vesting of the first of two annual installments of an award of 12,377 share units originally granted to him on May 30, 2007 and 20,420 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2007-2009 performance cycle originally granted to him on May 30, 2007. The closing price of our Common Shares on February 19, 2010 (the trading date immediately preceding the vesting date) was $36.90 per share. On July 24, 2010, Mr. Porter acquired

13,333 Common Shares on vesting of the second of three equal annual installments of an award of 40,000 restricted shares originally granted to him on July 24, 2008. The closing price of our Common Shares on July 23, 2010 (the trading date immediately preceding the vesting date) was $39.52 per share.

(6)	Mr. Lombardozzi exercised 58,510 options on July 23, 2010 and 16,490 options on July 26, 2010. The options had an exercise price of $22.50 per share. The closing price of our Common Shares was $39.52 per share on July 23, 2010 and $39.74 per share on July 26, 2010. On November 3, 2010, Mr. Lombardozzi exercised 69,105 options with an exercise price of $28.49 per share. The closing price of our Common Shares on November 3, 2010 was $43.75 per share. On February 21, 2010, Mr. Lombardozzi acquired 7,281 Common Shares on vesting of the first of two annual installments of an award of 14,561 share units originally granted to him on May 30, 2007 and 22,464 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2007-2009 performance cycle originally granted to him on May 30, 2007. The closing price of our Common Shares on February 19, 2010 (the trading date immediately preceding the vesting date) was $36.90 per share. On February 22, 2010, Mr. Lombardozzi acquired 5,614 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2005-2009 performance cycle originally granted to him on February 22, 2005. The closing price of our Common Shares on February 22, 2010 was $37.01 per share. On July 24, 2010, Mr. Lombardozzi acquired 13,333 Common Shares on vesting of the second of three equal annual installments of an award of 40,000 restricted shares originally granted to him on July 24, 2008. The closing price of our Common Shares on July 23, 2010 (the trading date immediately preceding the vesting date) was $39.52 per share.

(7)	On February 21, 2010, Ms. Mitchell acquired 9,592 Common Shares on vesting of the first of two annual installments of an award of 19,184 share units originally granted to her on May 30, 2007 and 20,420 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2007-2009 performance cycle originally granted to her on May 30, 2007. The closing price of our Common Shares on February 19, 2010 (the trading date immediately preceding the vesting date) was $36.90 per share. On February 22, 2010, Ms. Mitchell acquired 5,265 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2005-2009 performance cycle originally granted to her on February 22, 2005. The closing price of our Common Shares on February 22, 2010 was $37.01 per share. On February 28, 2010, Ms. Mitchell acquired 3,474 Common Shares on vesting of the second of two annual installments of an award of 6,949 share units originally granted to her on February 28, 2006. The closing price of our Common Shares on February 26, 2010 (the trading date immediately preceding the vesting date) was $37.39 per share. On July 24, 2010, Ms. Mitchell acquired 11,666 Common Shares on vesting of the second of three equal annual installments of an award of 35,000 restricted shares originally granted to her on July 24, 2008. The closing price of our Common Shares on July 23, 2010 (the trading date immediately preceding the vesting date) was $39.52 per share.

(8)	On July 26, 2010, Mr. Krantz exercised 9,388 options with an exercise price of $33.92 per share, 208 options with an exercise price of $28.29 per share, 4,879 options with an exercise price of $30.75 per share and 5,978 options with an exercise price of $34.34 per share. The closing price of our Common Shares on July 26, 2010 was $39.74 per share. On July 27, 2010, Mr. Krantz exercised 20,000 options with an exercise price of $22.75 per share, 4,765 options with an exercise price of $28.29 per share and 16,343 options with an exercise price of $34.34 per share. The closing price of our Common Shares on July 27, 2010 was $39.76 per share. On August 4, 2010, Mr. Krantz exercised 1,657 options with an exercise price of $28.29 per share. The closing price of our Common Shares on August 4, 2010 was $39.74 per share. On February 21, 2010, Mr. Krantz acquired 3,641 Common Shares on vesting of the first of two annual installments of an award of 7,281 share units originally granted to him on May 30, 2007 and 17,538 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2007-2009 performance cycle originally granted to him on May 30, 2007. The closing price of our Common Shares on February 19, 2010 (the trading date immediately preceding the vesting date) was $36.90 per share. On July 24, 2010, Mr. Krantz acquired 10,000 Common Shares on vesting of the first of three equal annual installments of an award of 30,000 restricted shares originally granted to him on July 24, 2008. The closing price of our Common Shares on July 23, 2010 (the trading date immediately preceding the vesting date) was $39.52 per share. On August 1, 2010, Mr. Krantz acquired 884 Common Shares on vesting of the second of two equal annual installments of an award of 1,768 share units originally granted to him on August 1, 2006. The closing price of our Common Shares on July 30, 2010 (the trading date immediately preceding the vesting date) was $39.08 per share. Pursuant to the Executive Incentive Plan and the share unit award agreements thereunder, which provide for prorated payment of outstanding awards upon retirement with the consent of the Compensation Committee, on October 27, 2010, Mr. Krantz acquired 13,088 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2008-2010 performance cycle originally granted to him on February 21, 2008, 15,906 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2009-2011 performance cycle originally granted to him on February 23, 2009, and 3,955 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2010-2012 performance cycle originally granted to him on February 22, 2010. The closing price of our Common Shares on October 27, 2010 was $43.66 per share. Pursuant to his Retirement Agreement, the payment of the 2008-2010, 2009-2011 and 2010-2012 Executive Incentive Plan awards was deferred until after February 10, 2011 and on or prior to February 28, 2011.

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2010

The following table sets forth information for the named executive officers with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2010.

					Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Aggregate
		Contributions	Contributions	Earnings in	Distributions	Balance at
		in Last Fiscal	in Last Fiscal	Last Fiscal	in Last Fiscal	Last Fiscal
		Year	Year(1)	Year(2)	Year	Year End(4)
Name		($)	($)	($)	($)	($)
(a)	Plan	(b)	(c)	(d)	(e)	(f)

Michael D. Price	Platinum US non-qualified retirement savings plan	—	—	$19,025	—	$320,249
Allan C. Decleir	International pension plan	—	$29,667	$4,952	—	$165,071
Robert S. Porter	Platinum US non-qualified retirement savings plan	—	—	$4,557	—	$76,711
Michael E. Lombardozzi	Platinum US non-qualified retirement savings plan	—	—	$8,554	—	$136,986
H. Elizabeth Mitchell	Platinum US non-qualified retirement savings plan	—	$23,000	$12,813	—	$144,705
James A. Krantz	Platinum US non-qualified retirement savings plan	—	—	$10	—	$43,045
	Prorated payment of Executive Incentive Plan awards pursuant to the Retirement Agreement(3)	$1,438,553	—	$43,163	—	$1,481,716

(1)	These amounts are reported as compensation in the Summary Compensation Table in column (i), All Other Compensation.

(2)	These amounts are not reported as compensation in the Summary Compensation Table because they are not above-market or preferential.

(3)	Pursuant to the Executive Incentive Plan and the share unit award agreements thereunder, which provide for prorated payment of outstanding awards upon retirement with the consent of the Compensation Committee, on October 27, 2010, Mr. Krantz acquired 32,949 Common Shares on vesting of awards of share units made under the Executive Incentive Plan for the 2008-2010, 2009-2011 and 2010-2012 performance cycles. Pursuant to his Retirement Agreement, the payment of these awards was deferred until after February 10, 2011 and on or prior to February 28, 2011. The value realized on vesting, based on the closing price of our Common Shares on October 27, 2010 of $43.66 per share, is reported in column (b) above. The aggregate earnings in the last fiscal year (column (d) above) equals the difference between the value realized on vesting and the value as of December 31, 2010, based on the closing price of our Common Shares on December 31, 2010 of $44.97 per share.

(4)	For each named executive officer, the amounts contributed by the named executive officer and the Company to the applicable non-qualified defined contribution plan were included in the Summary Compensation Table in the year in which such contributions were made (if the named executive officer was included in the Summary Compensation Table at that time). The aggregate balance at last fiscal year end for the applicable non-qualified defined contribution plan includes the following amounts which were also reported in the Summary Compensation Table for 2010 or prior years: Mr. Price: $241,462; Mr. Decleir: $29,667; Mr. Porter: $64,417; Mr. Lombardozzi: $124,350; Ms. Mitchell: $160,551; Mr. Krantz: $29,792. For Mr. Krantz, the grant date fair values of the prorated Executive Incentive Plan awards were included in the Summary Compensation Table in the year in which he received those awards. The aggregate balance at last fiscal year end for the prorated payment of Executive Incentive Plan awards includes the following amounts which were also reported in the Summary Compensation Table for 2010 or prior years: Mr. Krantz: $1,123,805.

As discussed above, we make employer contributions to our various qualified and non-qualified defined contributions savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers.

Employees who are based in the United States or are United States taxpayers are allowed to contribute a percentage of their base salary and we provide matching contributions in an amount equal to up to 4% of the employee’s base salary contributions each year. We also make a profit-sharing contribution for each employee in an amount equal to up to 6% of the employee’s base salary each year. To the extent that contributions would exceed the limits prescribed by Section 401(a)(7) of the Internal Revenue Code for qualified defined contribution plans, such as our 401(k) plan (for 2010, base salary in excess of $245,000), eligible employees will receive the remainder of their 4% company match and 6% profit-sharing contribution in the non-qualified retirement savings plan of Platinum US. The non-qualified retirement savings plan of Platinum US has the same investment elections as our 401(k) plan. Participants may elect to have their contributions under the non-qualified retirement savings plan deemed to be invested among certain permissible investment options. Our contributions to the non-qualified retirement savings plan vest fully after the employee has completed two years of service. The non-qualified retirement savings plan provides that, as soon as practicable following retirement, death, disability or other termination of employment, but subject to any delay required by the Internal Revenue Code, all benefits thereunder will be distributed in a single lump sum in cash. Withdrawal is permitted only upon cessation of employment. Currently, Ms. Mitchell participates in the non-qualified retirement savings plan.

Section 457A of the Internal Revenue Code generally prohibits United States taxpayers from deferring United States income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as the Company and Platinum Bermuda. As a result, as described above, the non-qualified retirement savings plan of Platinum US was amended in 2008 to provide that our Bermuda-based named executive officers who are also United States taxpayers, Messrs. Price, Lombardozzi, Porter and Krantz, are not eligible to participate therein for any periods after December 31, 2008. In addition, and as required by Section 457A, the non-qualified retirement savings plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017. In lieu of matching and profit-sharing contributions previously provided to Messrs. Price, Lombardozzi, Porter and Krantz through the non-qualified retirement savings plan, they each receive or received an amount in cash equal to the amount we would have contributed to the non-qualified retirement savings plan. Such cash payments have been reported in the Summary Compensation Table in column (i), All Other Compensation.

Employees who are based in Bermuda and who are not United States taxpayers participate in the international pension plan, a non-qualified defined contribution savings plan that requires us to contribute an amount equal to 10% of each participant’s base salary each year. Participants may elect to have their contributions under the international pension plan deemed to be invested among certain permissible mutual fund options. Our contributions to the international pension plan vest fully after the employee has been participating in the plan for two years. Benefits are paid following retirement, death, disability or other termination of employment either in cash or by transfer to another retirement plan or retirement product. Mr. Decleir participates in the international pension plan.

Potential Payments Upon Termination or Change In Control

Following is information relating to potential payments to our named executive officers upon termination of their employment or a change in control of the Company, other than payments that do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all salaried employees, such as any earned but unpaid base salary and other amounts (including reimbursable expenses and any vested amounts or benefits under our employee benefit plans or arrangements) accrued or owing through the date of termination, the distribution of balances under our 401(k) plan and non-qualified defined contribution plans, and payments under our health and welfare plans.

Change in Control Severance Plan

Our CIC Plan provides severance benefits to each of our named executive officers in the event their employment is terminated by the Company without cause or by the executive for good reason during the two-year period following a change in control. The severance benefits we are required to provide pursuant to the CIC Plan include the following: (i) payment of all accrued compensation and vacation and sick pay within thirty days following the termination; (ii) a severance payment equal to the sum of the participant’s highest rate of base salary in the last twelve months plus the participant’s target bonus for the year of termination multiplied by a severance multiple (which has been set at 200% for the named executive officers); (iii) the immediate vesting of all share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms), and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier); (iv) continued health care, disability and life insurance coverage for the participant and the participant’s dependents commencing on the termination of employment and continuing for the period of time equal to one year multiplied by the severance multiple; and (v) the participant’s reasonable relocation expenses to return to his or her home country within 30 days after submission of supporting documentation.

The CIC Plan also provides that if any payments to a participant under the CIC Plan would be subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code, the participant will be entitled to a full gross-up payment to be made whole for the effects of the tax, provided that if such payments to the participant under the CIC Plan would not exceed the excise tax limit by more than 10%, such payments will be reduced below the limit.

A participant’s receipt of severance benefits pursuant to the CIC Plan is conditioned upon the participant’s execution of a full waiver and release of any and all claims against us, our affiliates and our officers and directors, and agreement to comply with covenants relating to non-solicitation of customers and employees, which apply for a period following termination equal to one year multiplied by the applicable severance multiple (which has been set at 200% for the named executive officers), non-disparagement and confidentiality.

Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits.

For purposes of the CIC Plan, “change in control,” “cause” and “good reason” have the following meanings:

•	“change in control” means (i) an acquisition by any individual or group of 50% or more of the Common Shares, other than any acquisition directly from us, by us, and by an employee benefit plan sponsored or maintained by us or any of our subsidiaries; (ii) a change in the composition of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or (iii) certain mergers or consolidations involving the Company;

•	“cause” means the participant’s (i) willful and continued failure to perform substantially his or her duties (other than any such failure resulting from the participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the participant by the Board, (ii) willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to us or our affiliates, or (iii) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and

•	“good reason” means the occurrence of any of the following events without the express written consent of the participant: (i) we reduce his or her base salary or the target for his or her annual incentive bonus; (ii) we reduce the scope of his or her duties, responsibilities or authority (including reporting responsibilities); (iii) any requirement that he or she be principally based in any location other than the location in which he or she was principally based immediately prior to the change in control; or (iv) we breach any of the material provisions of any employment agreement between the participant and the Company.

Severance Arrangements under Employment Agreements

Each of our named executive officers has an employment agreement that provides for a lump sum cash payment in the event that his or her employment is terminated without cause by the Company or for good reason by the executive. The lump sum cash payment is equal to $2,250,000 for Mr. Price and to one year’s base salary and target bonus for all other named executive officers. In addition, Mr. Price, Mr. Porter and Ms. Mitchell will receive prorated payments of their annual incentive bonuses under the Annual Incentive Plan for the year in which a termination by the Company without cause or by the executive for good reason occurs. Mr. Lombardozzi will be entitled to receive this same prorated payment of his annual incentive bonus in those instances when his employment with PASI begins on September 1, 2011. The employment agreements with Mr. Price, Mr. Porter and Ms. Mitchell and, beginning on September 1, 2011, Mr. Lombardozzi also provide that, in the event that the named executive officer terminates his or her employment with us upon the expiration of the employment term (other than for good reason) or, in Mr. Price’s case, if his employment terminates upon expiration of the employment term, he or she will be entitled to receive a prorated annual incentive bonus under the Annual Incentive Plan and a prorated payment in respect of each incentive award he or she received under the Executive Incentive Plan. Pursuant to their employment agreements, Mr. Porter, Mr. Lombardozzi and Ms. Mitchell are also entitled to receive prorated portions of their target annual incentive bonuses for the year in which his or her death or disability occurs. Pursuant to Mr. Decleir’s employment agreement, if his employment is terminated without cause, for good reason or upon expiration of the employment term, we will reimburse him for documented expenses of relocating from Bermuda up to $50,000.

For all of our named executive officers, “cause” means (i) their willful and continued failure to substantially perform their duties; (ii) their conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (iii) their engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with their position with us or any of our subsidiaries, or other willful act that materially damages our reputation or the reputation of any of our subsidiaries; (iv) their breach of any restrictive covenants in any employment or award agreement; or (v) their sale, transfer or hypothecation of our Common Shares in violation of our share ownership guidelines. For Mr. Decleir, “cause” also means an abandonment of Bermuda or such other location the Board establishes as our corporate headquarters as his primary residence prior to the expiration of the term of his agreement without our prior written consent or a failure to maintain Bermuda as the location of his principal business office without our prior written consent.

For all of our named executive officers, “good reason” means, without their express written consent, (i) a reduction in their base salary or their target bonus; (ii) a reduction in the scope of their duties, responsibilities, power or authority; (iii) a change in their reporting relationship; (iv) a change in the location of employment; and (v) a breach by us or our subsidiaries of any material provision of their employment agreement. For Mr. Porter and Ms. Mitchell and, beginning on September 1, 2011, for Mr. Lombardozzi, “good reason” also means the failure by us to extend the term of their employment agreements.

These severance payments would be made by us within the time frames provided in the applicable employment agreements, generally 60 days following the “separation from service” (as defined in Section 409A of the Internal Revenue Code), or in the case of any payment pursuant to the terms of the Annual Incentive Plan, in the calendar year immediately following the calendar year in which the bonus was earned, and in accordance with Sections 409A and 457A of the Internal Revenue Code if applicable. These severance payments are conditioned upon the named executive officer executing and honoring a standard waiver and release of claims in favor of us.

In addition, each of our named executive officers is subject to certain confidentiality and non-solicitation covenants that prohibit them from disclosing trade secrets and confidential or proprietary information of the Company following a termination of employment for any reason and from soliciting or hiring any of our employees whose annual compensation exceeds $100,000 for a period of at least fifteen months following a termination of employment for any reason. Mr. Price is also subject to a non-disparagement covenant and a non-competition covenant which prohibits him, for a period of twenty four months following the termination of his employment for any reason, without the express written consent of the Governance Committee, from engaging in, holding an interest in, owning, managing, operating, controlling, directing, being connected with as a stockholder (other than as a holder of less than 2% of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engaging or participating in or being connected in any manner with, any reinsurance business, any business directly engaged in the sale of derivatives used primarily as an alternative to reinsurance, or any insurance business that competes with any insurance business engaged in by us or any of our subsidiaries or in which we or any of our subsidiaries have plans to engage at the time of the termination of his employment. We have the right to enjoin any breach by our named executive officers of these confidentiality, non-solicitation and non-competition covenants. Mr. Porter and Ms. Mitchell are, and beginning on September 1, 2011 Mr. Lombardozzi will be, subject to one-year non-competition covenants if they terminate their employment upon expiration of the applicable employment term (other than for good reason).

Accelerated Vesting and Prorated Payment of Incentives

In addition to the severance provisions described above, our long-term and annual incentives are subject to accelerated vesting or prorated payment under certain circumstances as discussed below.

CIC Plan.  As described above, pursuant to the CIC Plan, if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all of the share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier).

Share Incentive Plan and Award Agreements.  For all named executive officers, pursuant to the Share Incentive Plan and the award agreements thereunder, upon a change in control of the Company, share units (other than share units awarded under the Executive Incentive Plan) would automatically vest and convert on a one-to-one basis into Common Shares, options would vest and become fully exercisable and restricted shares would vest. In the event of the death or disability of a named executive officer other than Mr. Price, all unvested equity awards (other than share units awarded under the Executive Incentive Plan) would vest or become fully exercisable. In the event of Mr. Price’s death or disability, all equity awards held by Mr. Price (other than awards under the Executive Incentive Plan) that would have vested or that would have become exercisable within one year after his death or disability would vest or become fully exercisable. In the event that the named executive officer’s employment is terminated without cause by us or for good reason by the executive, restricted shares would vest and pursuant to Mr. Price’s employment agreement, all unvested equity awards held by Mr. Price (other than awards under the Executive Incentive Plan) would vest and become fully exercisable.

Executive Incentive Plan.  Under certain circumstances a named executive officer would be entitled to a prorated payment in respect of his or her share units awarded pursuant to the Executive Incentive Plan prior to completion of the performance cycle. In the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive payment on a prorated basis, based upon the period of service prior to the event and our performance as of the end of the fiscal quarter following a termination of employment or prior to a change in control. In addition, pursuant to their employment agreements, in the event Mr. Price’s, Mr. Porter’s or Ms. Mitchell’s or, beginning on September 1, 2011, Mr. Lombardozzi’s employment terminates upon or after the expiration of the term of employment, the named executive officer would be entitled to receive payment in respect of each award granted to him or her under the Executive Incentive Plan on a prorated basis based on his period of service prior to the termination of employment and our performance as of the end of the fiscal quarter preceding the termination of employment.

Annual Incentive Plan.  Pursuant to the Annual Incentive Plan, named executive officers are entitled to receive prorated portions of their target annual incentive bonuses for the year in which a change in control of the Company occurs, subject to the continued employment of the named executive officer with the Company at the time of the change in control. The prorated portion of the target annual incentive bonus would be based on the period of service for the plan year during which the change in control occurs and the performance goals achieved by us as of the end of the fiscal quarter immediately preceding the date of the change in control, as determined by the Compensation Committee prior to the change in control in its sole discretion.

For purposes of the acceleration events or prorated payments described above, “change in control” has the same meaning as set forth above under “Change in Control Severance Plan.” All of the benefits payable upon the occurrence of these acceleration events would be payable by us within the time frames provided in the applicable plan, as soon as practicable following the occurrence of the acceleration event or, in the case of any payment pursuant to the terms of the Annual Incentive Plan, in the calendar year immediately following the calendar year in which the bonus was earned, and in accordance with Sections 409A and 457A of the Internal Revenue Code.

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2010, or on such other date indicated in the case of a termination at the expiration of the term of employment, are as follows:

Termination Without Cause or For Good Reason following a Change in Control(1)

			Accelerated
			Vesting of	Prorated	Payment
			Equity	Payment of	of
			Awards	Outstanding	Continued
			under 2010	Share Units	Health	Payment
			Share	Awarded	Care, Life	of
		Prorated	Incentive	under	Insurance	Relocation	Parachute
		Payment	Plan and	Executive	and	Expenses	Tax Gross
	Severance	of Annual	Predecessor	Incentive	Disability	to Home	Up
	Payment(2)	Incentive(3)	Plans(4)	Plan(5)	Coverage(6)	Country(7)	Payment(8)	Total

Michael D. Price	$4,900,000	$1,470,000	$4,452,750	$3,459,362	$49,072	$50,000	$4,038,409	$18,419,593
Allan C. Decleir	1,094,999	222,500	301,030	—	36,138	50,000	—	1,704,667
Robert S. Porter	2,250,000	625,000	2,679,507	1,869,493	51,632	50,000	1,703,082	9,228,714
Michael E. Lombardozzi	2,000,000	500,000	2,796,637	1,936,633	44,805	50,000	—	7,328,074
H. Elizabeth Mitchell	2,137,500	593,750	2,770,403	1,809,683	13,128	—	2,000,156	9,324,620

Termination Without Cause or For Good Reason other than following a Change in Control

				Prorated
			Accelerated	Payment of
			Vesting of	Outstanding
			Equity Awards	Share Units	Payment
			under 2010	Awarded	of
		Prorated	Share Incentive	under	Relocation
		Payment	Plan and	Executive	Expenses
	Severance	of Annual	Predecessor	Incentive	to Home
	Payment(9)	Incentive(10)	Plans(4)	Plan(5)	Country(7)	Total

Michael D. Price	$2,250,000	$1,470,000	$4,452,750	$3,459,362	—	$11,632,112
Allan C. Decleir	519,166	—	—	—	$50,000	569,166
Robert S. Porter	1,125,000	625,000	1,823,983	1,869,493	—	5,443,476
Michael E. Lombardozzi	1,000,000	—	1,823,983	1,936,633	—	4,760,616
H. Elizabeth Mitchell	1,068,750	593,750	1,687,859	1,809,683	—	5,160,042

Termination due to Death or Disability or Change in Control without Termination

		Accelerated Vesting of	Prorated Payment of
	Prorated	Equity Awards under	Outstanding Share
	Payment	2010 Share Incentive	Units Awarded under
	of Annual	Plan and Predecessor	Executive Incentive
	Incentive(11)	Plans(4)(12)	Plan(5)	Total

Michael D. Price	$1,470,000	$4,452,750	$3,459,362	$9,382,112
Allan C. Decleir	222,500	301,030	—	523,530
Robert S. Porter	625,000	2,679,507	1,869,493	5,174,000
Michael E. Lombardozzi	500,000	2,796,637	1,936,633	5,233,270
H. Elizabeth Mitchell	593,750	2,770,403	1,809,683	5,173,836

Termination at Expiration of Term(13)

		Prorated Payment of	Payment
	Prorated	Outstanding Share Units	of Relocation
	Payment of	Awarded under	Expenses
	Annual	Executive Incentive	to Home
	Incentive(14)	Plan(15)	Country(7)	Total

Michael D. Price	$857,500	$2,775,818	—	$3,633,318
Allan C. Decleir	—	—	$50,000	50,000
Robert S. Porter	364,583	1,489,676	—	1,854,260
Michael E. Lombardozzi	—	—	—	—
H. Elizabeth Mitchell	346,354	1,444,122	—	1,790,476

(1)	In accordance with the terms of the CIC Plan, which provides that any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits, this table does not include a lump sum cash payment equal to $2,250,000 for Mr. Price or one year’s base salary and target bonus for each of the other named executive officers that would have been payable under each named executive officer’s employment agreement in the event of a termination without cause by the Company or for good reason by the executive.

(2)	Represents the sum of highest base salary during 2010 and 2010 target bonus multiplied by a 200% severance multiple.

(3)	Estimate of the prorated portion of the named executive officer’s actual annual incentive bonus for 2010 assuming a performance bonus multiplier of 100%.

(4)	Represents the value that would be realized on December 31, 2010 due to the accelerated vesting of any outstanding restricted share, option or share unit awards held by a named executive officer that would vest in the event of the applicable termination or change in control scenario, calculated using the closing price of the Common Shares on such date of $44.97 per share.

(5)	Represents the value that would be realized on December 31, 2010 from a prorated Executive Incentive Plan award, based upon the portion of the performance period completed for each award (one, two or three years) and the performance of the Company as of December 31, 2010, calculated using the closing price of our Common Shares on such date of $44.97 per share.

(6)	Represents the value of continued medical, dental, accident, disability and life insurance coverage for each named executive officer and such named executive officer’s dependents for two years based on the annual cost to the Company of providing these benefits in 2010.

(7)	Estimate of the reasonable relocation expenses (up to a maximum of $50,000 for Mr. Decleir) to return the named executive officer to his or her home country, including moving expenses, real estate fees and commissions and related expenses, based on past costs to the Company of relocating executive officers between Bermuda and their home countries.

(8)	Estimate of the gross-up payment needed to make the named executive officer whole for the effects of the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code.

(9)	Represents the value of 2010 earned base salary plus 2010 target bonus for Mr. Decleir, Mr. Porter, Mr. Lombardozzi and Ms. Mitchell.

(10)	For Mr. Price, Mr. Porter and Ms. Mitchell, this is an estimate of the prorated portion of the executive officer’s actual annual incentive bonus for 2010 assuming a performance bonus multiplier of 100%, payable to pursuant to the applicable employment agreement as a result of the termination without cause or for good reason.

(11)	Represents an estimate of the prorated portion of the named executive officer’s target annual incentive bonus for 2010 assuming a performance bonus multiplier of 100%. For Mr. Price and Mr. Decleir, in the case of termination due to death or disability, this amount would be reduced to $0.

(12)	For Mr. Price, in the case of a termination due to death or disability, this amount would be reduced to $1,499,030. Pursuant to the terms of the his employment agreement, if Mr. Price’s employment is terminated on account of his death or disability, then only the unvested equity awards that would have vested in the one-year period following his death or disability would become fully vested.

(13)	For Mr. Price and Mr. Decleir, this table represents benefits due if their employment terminates upon expiration of the respective term of employment. For Mr. Porter and Ms. Mitchell, this table represents benefits due if the executive officer terminates his or her employment upon expiration of the respective term of employment other than for good reason. The actual dates on which the named executive officers’ current employment terms expire are: Mr. Price: July 31, 2013; Mr. Decleir: April 29, 2013; Mr. Porter: July 31, 2013, Mr. Lombardozzi: August 31, 2011; and Ms. Mitchell: July 31, 2013. For illustration purposes, this table assumes the expirations occurred on the corresponding dates in 2010.

(14)	For Mr. Price, Mr. Porter and Ms. Mitchell, this is an estimate of the prorated portion of the executive officer’s actual annual incentive bonus for 2010 assuming a performance bonus multiplier of 100%. Pursuant to their employment agreements, in this scenario, each of these named executive officers is entitled to receive 7/12ths of the annual incentive bonus that would have been due to him or her in the calendar year of the termination.

(15)	Represents an estimate of the value that would be realized on the applicable expiration date from a prorated Executive Incentive Plan award, based upon the portion of the performance period completed for each award through the expiration date. For illustration purposes, this amount was calculated based on the performance of the Company as of December 31, 2010 (rather than the performance as of the end of the quarter preceding the expiration date, or June 30) and the closing price of our Common Shares on December 31, 2010 of $44.97 per share.

Payments and Benefits to Mr. Krantz Upon Retirement

Pursuant to the Retirement Agreement, Mr. Krantz received his 2010 target bonus prorated through the Retirement Date, which amounted to $258,493. Pursuant to the terms of his existing equity award agreements,

(i) Mr. Krantz’s options to acquire 20,000 Common Shares at an exercise price of $22.75, 4,879 Common Shares at an exercise price of $30.75, 6,630 Common Shares at an exercise price of $28.29, 22,322 Common Shares at an exercise price of $34.34, and 9,388 Common Shares at an exercise price of $33.92, all of which were exercisable as of the Retirement Date, continued to be exercisable for forty five days following the Retirement Date, and (ii) all awards which would have vested after the Retirement Date (which included options to acquire 7,440 Common Shares at an exercise price of $34.34 and 9,388 Common Shares at an exercise price of $33.92, 7,676 share units and 10,000 restricted shares) were forfeited. Pursuant to the terms of the Executive Incentive Plan, three outstanding awards made thereunder were paid on a prorated basis, based upon Mr. Krantz’s period of service with us and our performance as of the end of the fiscal quarter following the Retirement Date. On October 27, 2010, as satisfaction of this obligation, the Compensation Committee authorized payment to Mr. Krantz of 32,949 Common Shares, which were valued at $1,438,553, calculated using the closing price of our Common Shares on such date of $43.66 per share. We also reimbursed Mr. Krantz for his documented expenses for relocating to the United States of $17,441.

Pursuant to the Retirement Agreement, Mr. Krantz entered into the Consulting Agreement, which provided that Mr. Krantz would be available to provide up to 250 hours of consulting services regarding accounting policy and interpretation, United States and Irish tax issues, financial reporting processes of PASI and its affiliates and general matters of a financial nature, at the request and direction of the President of PASI or upon his delegated authority, from August 11, 2010 through February 28, 2011, in consideration of consulting fees of $200,000. The consulting fees were paid in three equal installments on or prior to September 30, 2010, December 31, 2010 and February 28, 2011.

Under the Retirement Agreement, Mr. Krantz is subject to certain confidentiality, non-competition and non-solicitation covenants, and all payments and benefits under the Retirement Agreement and the Consulting Agreement were conditioned upon the execution and the non-revocation thereafter of a release of claims by Mr. Krantz.

Relationship between Compensation Policies and Risk Management

We do not believe that there are any risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” appearing on pages 19 to 30 of this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

A. John Hass, Chairman
Edmund R. Megna
Peter T. Pruitt
Christopher J. Steffen

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2011 of those persons known by us to be the beneficial owners of more than 5% of our outstanding Common Shares:

	Amount and Nature
Name and Address	of Beneficial
of Beneficial Owner	Ownership		Percent of Class(5)

FMR LLC	3,922,746	(1)	10.5
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109
BlackRock, Inc.	2,900,684	(2)	7.8
40 East 52nd Street New York, NY 10022
Wellington Management Company, LLP	2,889,888	(3)	7.8
280 Congress Street Boston, MA 02110
The Vanguard Group, Inc.	2,495,235	(4)	6.7
100 Vanguard Blvd. Malvern, PA 19355

(1)	In an amendment to Schedule 13G filed on February 14, 2011, FMR LLC (“FMR”) and its Chairman, Edward C. Johnson 3d, reported beneficial ownership as of December 31, 2010 of a total of 3,922,746 Common Shares of the Company, consisting of (i) 3,508,846 Common Shares which are held by various investment companies (the “Funds”) to which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is investment adviser, and of which FMR and Mr. Johnson report that each has sole power to dispose but that neither has sole power to vote or direct the voting, which power resides with Funds’ Board of Trustees, (ii) 21,000 Common Shares which are held by various institutional accounts, non-U.S. mutual funds or investment companies of which Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 21,000 Common Shares and sole power to vote or to direct the voting of 21,000 Common Shares and (iii) 392,900 Common Shares which are held by various institutional accounts of which Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR and bank, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 392,900 Common Shares and sole power to vote or to direct the voting of 392,900 Common Shares. The Schedule 13G reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Shares, and that no one person’s interest in the Common Shares is more than 5% of the outstanding Common Shares of the Company. If FMR beneficially owned greater than 10% of the Company’s outstanding Common Shares as of February 28, 2011 (based on the number of Common Shares of the Company outstanding as of February 9, 2011 as published in our 2010 Form 10-K), it would have been required to file an amendment to its Schedule 13G by March 10, 2011. Because FMR did not file an amendment to its Schedule 13G by March 10, 2011, we believe that FMR’s beneficial ownership was less than 10% of the outstanding Common Shares of the Company as of February 28, 2011.

(2)	In an amendment to Schedule 13G filed on February 8, 2011, BlackRock, Inc. reported beneficial ownership as of December 31, 2010 of a total of 2,900,684 Common Shares of the Company, sole voting power over 2,900,684 Common Shares of the Company and sole dispositive power over 2,900,684 Common Shares of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Shares of the Company. No one person’s interest in the Common Shares is more than 5% of the total outstanding Common Shares of the Company.

(3)	In an amendment to Schedule 13G filed on February 14, 2011, Wellington Management Company, LLP, an investment advisor (“Wellington”), reported beneficial ownership as of December 31, 2010 of 2,889,888 Common Shares of the Company held of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities; no such client was known to have such right or power with respect to more than 5% of the class of such securities. Wellington reported shared voting power over 2,329,475 Common Shares and shared dispositive power over 2,889,888 Common Shares.

(4)	In a Schedule 13G filed on February 10, 2011, The Vanguard Group, Inc., an investment advisor (“Vanguard”), reported beneficial ownership as of December 31, 2010 of a total of 2,495,235 Common Shares of the Company, sole voting power over 63,684 Common Shares of the Company, sole dispositive power over 2,431,551 Common Shares of the Company and shared dispositive power over 63,684 Common Shares of the Company. Vanguard also reported that Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 63,684 Common Shares of the Company as a result of serving as investment manager of collective trust accounts and that VFTC directs the voting of these shares.

(5)	Based on 37,269,612 outstanding Common Shares as of February 28, 2011.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2011 of each of the executive officers, directors and director nominees. Each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him or her.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class(4)

Michael E. Lombardozzi	294,916	(1)	*
Robert S. Porter	292,912	(1)	*
H. Elizabeth Mitchell	280,924	(1)(2)	*
Michael D. Price	236,991	(1)(2)	*
Neal J. Schmidt	149,240	(1)	*
Kenneth A. Kurtzman	134,792	(1)	*
Allan C. Decleir	31,034	(1)	*
Dan R. Carmichael	58,085	(3)	*
H. Furlong Baldwin	46,633	(3)	*
Peter T. Pruitt	20,660	(3)	*
A. John Hass	6,188	(3)	*
Christopher J. Steffen	6,362	(3)	*
Edmund R. Megna	5,438	(3)	*
James P. Slattery	3,696	(3)	*
Antony P. D. Lancaster	1,362	(3)	*

All directors, nominees and executive officers as a group (15 persons)	1,569,233		4.1

*	Represents less than 1% of the outstanding Common Shares.

(1)	Includes unvested restricted shares as follows: Mr. Lombardozzi: 40,560 Common Shares; Ms. Mitchell: 37,533 Common Shares; Mr. Porter: 40,560 Common Shares; and Mr. Price: 99,016 Common Shares. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 28, 2011 as follows: Mr. Decleir: 21,838 Common Shares; Mr. Kurtzman: 79,833 Common Shares; Mr. Lombardozzi: 107,967 Common Shares; Ms. Mitchell: 150,739 Common Shares; Mr. Porter: 141,385 Common Shares; and Mr. Schmidt: 102,803 Common

Shares. Includes Common Shares beneficially owned pursuant to the conversion of share units within 60 days after February 28, 2011 as follows: Mr. Decleir: 1,443 Common Shares.

(2)	Mr. Price has pledged 102,803 Common Shares and Ms. Mitchell has pledged 92,652 Common Shares in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(3)	Does not include nonemployee director fee share units issued to Messrs. Baldwin, Carmichael, Hass, Megna and Pruitt as more fully described under “Director Compensation.” As of February 28, 2011, the following nonemployee directors were credited with the following number of director fee share units: Mr. Baldwin: 10,278 share units; Mr. Carmichael: 13,317 share units; Mr. Hass: 5,000 share units; Mr. Megna: 3,221 share units; and Mr. Pruitt: 5,845 share units. Includes 1,362 Common Shares beneficially owned pursuant to the conversion of share units awarded to each of Messrs. Baldwin, Carmichael, Hass, Lancaster, Megna, Pruitt, Slattery and Steffen at the 2010 Annual Meeting that are convertible into Common Shares within 60 days after February 28, 2011. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 28, 2011 as follows: Mr. Baldwin: 25,000 Common Shares.

(4)	Based on 37,269,612 outstanding Common Shares as of February 28, 2011, adjusted to include Common Shares covered by options that are currently exercisable or exercisable within 60 days after February 28, 2011 and share units that are convertible into Common Shares within 60 days after February 28, 2011 held by such person or group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Exchange Act, our directors and executive officers and any persons holding more than 10% of our Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2010. We have determined that no person who at any time during 2010 was a director, executive officer or beneficial owner of more than 10% of the Common Shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2010. This determination was based solely upon the review by us of Forms 3, 4 and 5, and written representations that no Forms 5 were required that were submitted to us with respect to 2010.

PROPOSAL 2 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC rules promulgated thereunder, we are providing our shareholders with the opportunity of a separate vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. A proposal will be presented at the Annual Meeting in the form of the following resolution:

RESOLVED, that the shareholders of the Company hereby approve the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2011 Annual General Meeting of Shareholders under the heading “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The Board believes that our compensation program achieves the objectives set forth under “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement, attracting and retaining key executives while motivating the named executive officers to achieve both short-term and long-term financial results consistent with our business goals of achieving attractive long-term returns for our shareholders and share appreciation over time. The Board urges you to review carefully the information under “Executive Compensation” in this proxy statement and to vote, on an advisory basis, to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

While the vote on named executive officer compensation is advisory and non-binding, our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any compensation-related actions are necessary to address those concerns.

THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” THE FOREGOING RESOLUTION.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF THE NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTE

Pursuant to the Dodd-Frank Act and the SEC rules promulgated thereunder, we are also providing our shareholders with the opportunity of a separate vote, on an advisory basis, as to whether a shareholder advisory vote on named executive officer compensation, like the one in Proposal 2 above, should occur every year, every two years or every three years.

Our Board believes that, while some shareholders may have the view that the effectiveness of our executive compensation program cannot be adequately evaluated on an annual basis due to the goal of creating shareholder value over the long term, an annual advisory vote on executive compensation will give our shareholders the best opportunity to provide us with their direct input each year on our compensation philosophy, policies and practices as disclosed in the proxy statement. Therefore, our Board recommends that you vote to hold the advisory vote on named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, every year. While this vote is advisory and non-binding, our Board will take the results of the vote into account in its decision as to when to call for the next advisory vote on named executive officer compensation.

The enclosed proxy card gives you four choices for voting on this proposal. You can vote, on an advisory basis, to hold a shareholder advisory vote on named executive officer compensation every year, every two years or every three years. You may also abstain from voting on this proposal. You are not voting to approve or disapprove our Board’s recommendation on this proposal.

THE BOARD RECOMMENDS AN ADVISORY VOTE TO HOLD AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY YEAR.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Slattery is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications” (“SAS No. 61”) and recommending whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2010 and for the year then ended, including management’s discussion and analysis of financial condition and results of operations, with management and KPMG, a Bermuda partnership (“KPMG Bermuda”), the Company’s independent registered public accounting firm for the 2010 fiscal year. The Audit Committee has also discussed with KPMG Bermuda the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Audit Committee also discussed with KPMG Bermuda the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2010 and for the year then ended; any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG Bermuda; and any material written communications between KPMG Bermuda and management.

KPMG Bermuda provided a report to the Audit Committee describing KPMG Bermuda’s internal quality-control procedures and related matters. KPMG Bermuda also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG Bermuda its independence. When considering KPMG Bermuda’s independence, the Audit Committee considered, among other matters, whether KPMG Bermuda’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG Bermuda.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing function, reviewing steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews and discussions with management and KPMG Bermuda referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2010 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year.

James P. Slattery, Chairman
H. Furlong Baldwin
Dan R. Carmichael
A. John Hass

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act or the Exchange Act or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

PROPOSAL 4 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE 2011 FISCAL YEAR

The Audit Committee has nominated KPMG Bermuda to serve as our independent registered public accounting firm for the 2011 fiscal year. In accordance with Bermuda law, our shareholders have the authority to approve the Audit Committee’s nomination of our independent registered public accounting firm. A proposal will be submitted to shareholders at the Annual Meeting for approval of the nomination of KPMG Bermuda. A representative of KPMG Bermuda is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions.

Change in Independent Registered Public Accounting Firm in April 2009

KPMG LLP, a U.S. limited liability partnership (“KPMG US”) served as our independent registered public accounting firm from our formation in 2002 through the 2008 fiscal year. Although there were no disagreements between KPMG US and the Company, as described in more detail below, the Audit Committee, at its meeting held on February 23, 2009, determined that we would be better served by the geographical proximity of KPMG Bermuda, which was expected to facilitate interaction between our management and our independent registered public accounting firm.

The nomination of KPMG Bermuda was approved by shareholders at the 2009 Annual Meeting and, as of the date of the 2009 Annual Meeting, the engagement of KPMG US was terminated and KPMG US was dismissed as our independent registered public accounting firm. KPMG Bermuda was engaged as our independent registered public accounting firm as of the day after the date of the 2009 Annual Meeting, and its engagement for the 2010 fiscal year was approved by our shareholders at the 2010 Annual Meeting.

The audit reports of KPMG US on our consolidated financial statements as of and for the fiscal years ended December 31, 2007 and 2008 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG US on the effectiveness of internal control over financial reporting as of December 31, 2007 and 2008 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended December 31, 2007 and 2008 and the subsequent interim period through the date of the Audit Committee’s determination not to renominate KPMG US, (i) there were no disagreements between the Company and KPMG US on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG US, would have caused KPMG US to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements of the Company, and (ii) there were no “reportable events” involving the Company within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

We did not, nor did anyone on our behalf, consult KPMG Bermuda during the fiscal years ended December 31, 2007 and 2008 and the subsequent interim period through the date of the Audit Committee’s nomination of KPMG Bermuda on February 23, 2009 regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, or (ii) any matter that was either the subject of a disagreement or a “reportable event” as described in the preceding paragraph. Further, no written report or oral advice was provided by KPMG Bermuda to us that KPMG Bermuda concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue.

We provided KPMG US and KPMG Bermuda with a copy of the foregoing disclosure and each has stated in response that it agrees with such disclosure in all respects.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following table summarizes the aggregate fees billed by KPMG Bermuda and its affiliates for services rendered for the years ended December 31, 2010 and December 31, 2009:

	2010	2009(1)

Audit fees(2)	$1,490,000	$1,400,000
Audit-related fees(3)	11,872	40,416
Tax fees	0	0
All other fees	0	0

Total	$1,501,872	$1,440,416

(1)	The amount shown for “Audit fees” for 2009 has been adjusted from the “Audit fees” amount shown in the proxy statement for our 2010 Annual Meeting to reflect an increase of $60,000 in fees related to the

2009 audit that were incurred but not invoiced at the time of last year’s proxy statement filing and a decrease of $10,000 in fees related to a reduction in the total audit fee for one of our subsidiaries.

(2)	The amount shown for “Audit fees” for 2010 represents fees for professional services rendered by KPMG Bermuda and its affiliates for (a) the audit of our annual financial statements and internal control over financial reporting for 2010; (b) the review of our financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and (c) statutory audits for our insurance subsidiaries. The amount shown for “Audit fees” for 2009 represents fees for professional services rendered by KPMG Bermuda and its affiliates for (a) the audit of our annual financial statements and internal control over financial reporting for 2009; (b) the review of our financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and (c) statutory audits for our insurance subsidiaries.

(3)	The amounts shown for “Audit-related fees” for 2010 and 2009 represent fees for professional services and consultation in relation to review of certain accounting and auditing information.

Pre-Approval Policies and Procedures

The Audit Committee is primarily responsible for managing our relationship with our independent registered public accounting firm. Subject to approval by our shareholders as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the remuneration and oversee the performance of our independent registered public accounting firm. The Audit Committee has considered whether the provision by our independent registered public accounting firm of non-audit services to the Company is compatible with maintaining the independence of the independent registered public accounting firm. It is our policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee).

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF KPMG BERMUDA AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no business that may properly be considered at the Annual Meeting other than that referred to above. As to other business, if any, that may properly come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

Shareholder Proposals for the 2012 Annual General Meeting of Shareholders

In accordance with Rule 14a-8 of the Exchange Act, any proposal of a shareholder intended to be presented at the 2012 Annual General Meeting of Shareholders must be received by us no later than the close of business on November 26, 2011 in order for the proposal to be considered for inclusion in our notice of meeting, proxy statement and proxy for such meeting. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2012 Annual General Meeting of Shareholders does not notify us of such a proposal on or before February 9, 2012, then proxies received by us for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 25, 2011

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters Holdings, Ltd. 2011 Annual General Meeting of Shareholders to be Held on April 27, 2011. The proxy statement, proxy and 2010 Annual Report to Shareholders are available at www.platinumre.com/proxymaterials. Platinum Underwriters Holdings, Ltd. WO# 95580 ??FOLD AND DETACH HERE ? THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS ITEMS 1, 2 AND 4 AND A VOTE FOR “1 YEAR” FOR ITEM 3. THIS PROXY WILL BE VOT ED IN ACC ORDANCE WITH SPECIFICATIONS MADE. IF NO CH OIC ES ARE INDICATED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2 AND 4 AND FOR “1 YEAR” FOR ITEM 3. Please mark your votes as indicated in this example ? 1. To elect the following nominees to the Company’s Board of Directors: Nominees: FOR WITHHOLD FOR ALL EXCEPT 01 Dan R. Carmichael, 02 A. John Hass, 03 Antony P.D. Lancaster, 04 Edmund R. Megna, 05 Michael D. Price, 06 James P. Slattery, and 07 Christopher J. Steffen (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below.) FOR AGAINST ABSTAIN 2. To approve the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2011 Annual General Meeting of Shareholders under the heading “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. 1 YEAR 2 YEARS 3 YEARS ABSTAIN 3. To hold an advisory vote on named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K every year, every two years or every three years. FOR AGAINST ABSTAIN 4. To approve the nomination of KPMG, a Bermuda partnership, as the Company’s independent registered public accounting firm for the 2011 fiscal year. PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING ? ? Mark Here for Address Change or Comments SEE REVERSE RESTRICTED AREA — SCAN LINE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Upon such other business as may properly come before the meeting or any postponement or adjournment thereof. Signature Signature Date

?FOLD AND DETACH HERE PLATINUM UNDERWRITERS HOLDINGS, LTD. The Belvedere Building 69 Pitts Bay Road 2nd Floor Pembroke HM 08 Bermuda This proxy is solicited on behalf of the Board of Directors and will be voted FOR Items 1, 2 and 4 and for 1 YEAR for Item 3 if no instructions to the contrary are indicated. The undersigned hereby appoints DAN R. CARMICHAEL, MICHAEL D. PRICE and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 27, 2011 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 25, 2011. IMPORTANT — This proxy must be signed and dated on the reverse side. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 RESTRICTED AREA — SCAN LINE WO# 95580 RESTRICTED AREA - SIGNATURE LINE